UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A ____________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SCIENTIFIC GAMES CORPORATION
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April 28, 2020
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Scientific Games Corporation to be held at 10:00 a.m. (local time) on Wednesday, June 10, 2020, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada.
At the meeting, we will be electing ten (10) members of our Board of Directors. We will also be conducting an advisory vote to approve executive officer compensation. Finally, we will be asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Even if you plan to attend the annual meeting in person, we encourage you to vote your shares right away using one of the advance voting methods described in the accompanying materials.
We look forward to seeing you at the annual meeting.

Sincerely,

Barry L. Cottle President and Chief Executive Officer

        The accompanying Proxy Statement is dated April 28, 2020, and is first being mailed to our stockholders about or before April 30, 2020
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SCIENTIFIC GAMES CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of Scientific Games Corporation (the “Company”) will be held at 10:00 a.m. (local time) on Wednesday, June 10, 2020, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada, for the following purposes:
1. To elect ten (10) members of the Company’s Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.
3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
4. To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 13, 2020 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Corporate Secretary of the Company at 6601 Bermuda Road, Las Vegas, NV 89119 and will be available for inspection at the meeting itself.
To obtain directions to attend the meeting and vote in person, please telephone the Company at (702) 532-8125.
Whether you plan to be personally present at the meeting or not, we encourage you to submit your vote by proxy as soon as possible using one of the advance voting methods (see page 1 of the accompanying Proxy Statement for additional details).
We are actively monitoring the coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. As part of our precautions regarding COVID-19, we are planning for the possibility that we might hold a “virtual annual meeting,” where participation would be via remote communication. If we take this step, we will announce the decision, including details on how to participate, in a press release available at www.scientificgames.com as soon as practicable before the meeting. Please monitor our website for updated information. If you are planning to attend the meeting, please check our website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the meeting using one of the advance voting methods.

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Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 10, 2020:
The Proxy Statement and 2019 Annual Report will be available about or before April 30, 2020 through the Investors link on our website at
www.scientificgames.com or through www.proxyvote.com.

By Order of the Board of Directors

Dated: April 28, 2020	Michael A. Quartieri Executive Vise President, Chief Financial Officer, Treasurer and Corporate Secretary
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TABLE OF CONTENTS

General Information	1
Proposal 1: Election of Directors	5
Nominees for Election	5
Corporate Governance	10
Director Compensation	15
Delinquent Section 16(a) Reports	19
Security Ownership	19
Executive Compensation	23
Compensation Discussion and Analysis	23
Compensation Committee Report	42
Summary Compensation Table	43
Grants of Plan-Based Awards for Fiscal Year 2019	44
Outstanding Equity Awards at Fiscal Year-End	46
Option Exercises and Stock Vested for Fiscal Year 2019	49
Potential Payments Upon Termination or Change in Control	49
Pay Ratio Disclosure	57
Equity Compensation Plan Information	58
Certain Relationships and Related Person Transactions	59
Proposal 2: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers	60
Report of the Audit Committee	62
Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	63
Fees Paid to our Independent Registered Public Accounting Firm	63
Other Matters	65
Stockholder Proposals for the Next Annual Meeting	65

Appendix A – Reconciliation of SGICP Revenue to Revenue, SGICP EBITDA, SGICP EBITDA minus CapEx, Digital business segment cash AEBITDA and Consolidated Adjusted EBITDA to Business Segment Adjusted EBITDA and Consolidated Net Loss and STIP AEBITDA to Net Income

SCIENTIFIC GAMES CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119

PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Scientific Games Corporation (“Scientific Games,” the “Company,” “we” or “us”) of proxies to be voted at the annual meeting of stockholders to be held at 10:00 a.m. (local time) on Wednesday, June 10, 2020, at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Notice and Access to Proxy Materials
We expect our proxy materials, including this Proxy Statement and our 2019 Annual Report, to be made available to stockholders about or before April 30, 2020 through the Investors link on our website at www.scientificgames.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission (“SEC”), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a “Notice of Internet Availability of Proxy Materials” that contains instructions as to how they can view our materials online, how they can request copies be sent to them by mail or electronically by email and how they can vote online (the “Notice”).

Stockholders Entitled to Vote
All stockholders of record at the close of business on April 13, 2020 are entitled to vote at the meeting. At the close of business on April 13, 2020, 94,466,576 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.
Voting Procedures
        You may vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.
If you are the record holder of your shares, you may also vote your shares in person at the meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.
Meeting Format
We are actively monitoring the coronavirus (COVID-19) outbreak and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. As part of our precautions regarding COVID-19, we are planning for the possibility that we might hold a “virtual annual meeting,” where participation would be via remote communication. If we take this step, we will announce the decision, including details on how to participate, in a press release available at www.scientificgames.com as soon as practicable before the meeting. Please monitor our website for updated information. If you are planning to attend the meeting, please check our website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the meeting using one of the advance voting methods.
Voting Matters
Stockholders are being asked to vote on the following matters at the annual meeting:

Proposal	Board’s Recommendation
Proposal 1: Election of Directors (page 5)	FOR each Nominee
The Board and the Nominating and Corporate Governance Committee believe that the ten (10) director nominees possess a combination of qualifications, experience and judgment necessary for a well-functioning Board and the effective oversight of the Company.

Proposal 2: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers (page 60)	FOR
The Company has designed its executive compensation program to attract and retain executive talent, foster excellent business performance and align compensation with the long-term interests of our stockholders. The Board and the Compensation Committee value stockholders’ opinions and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Proposal 3: Ratification of the Appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm (page 63)	FOR
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Changing Your Vote
A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Corporate Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone), or by voting in person at the meeting.
Quorum
The presence, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required
Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting.
Each of the other proposals requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.
Effect of Withheld Votes or Abstentions
If you “WITHHOLD” your vote in the election of directors or “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present. Withholding your vote with respect to any of the director nominees will have no effect on the outcome of the election of directors (Proposal 1), and abstaining will have the effect of a vote against the other proposals (Proposals 2 and 3).
Effect of Broker Non-Votes
A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the beneficial owner. If any broker “non-votes” occur at the meeting, the broker “non-votes” will count for purposes of determining whether a quorum is present, will have no effect on the outcome of the election of directors (Proposal 1) and will have the effect of a vote against the advisory vote on approval of named executive officer compensation (Proposal 2). A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1) or the advisory vote on approval of named executive officer compensation (Proposal 2) without specific instructions from the beneficial owner as to how to vote with respect to such proposals. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent registered public accounting firm (Proposal 3) and, accordingly, your shares may be voted by your broker or nominee on Proposal 3 without your instructions.
Initial Public Offering of Our Social Business and Our Relationship with SciPlay Corporation
On May 7, 2019, SciPlay Corporation (“SciPlay”) completed an initial public offering (the “IPO”) of an 18.0% minority interest in our Social gaming business, after giving effect to the underwriters’ partial exercise of their over-allotment option on June 4, 2019. SciPlay has two classes of common stock: Class A common stock, which is traded on The NASDAQ Global Select Market under the symbol “SCPL”, and Class B common stock. As of December 31, 2019, we owned all of the outstanding Class B common stock, which represents approximately 82.0% of SciPlay’s total outstanding shares of common stock and approximately 97.9% of the combined voting power of both classes of SciPlay’s outstanding common stock. Accordingly, we continue to control shares representing a majority of the combined voting power in SciPlay and continue to have a controlling financial interest in SciPlay subsequent to the IPO.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board.
Nominees for Election
On April 27, 2020, the Board decreased the size of the Board from eleven (11) to ten (10) directors, effective simultaneously with the election of directors at the annual meeting. The Board has nominated for election as a director to the Board the ten (10) persons named below to serve for a one-year term until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Each of the director nominees served as a director during 2019 and is presently serving as a director. Additionally, each of the director nominees was previously elected to the Board by our stockholders. Three of the nominees (Messrs. Perelman and Schwartz and Ms. Townsend) were designated for election to the Board by MacAndrews & Forbes Incorporated, our largest stockholder, pursuant to its rights under a stockholders’ agreement with us (discussed more fully below). Pursuant to its rights under such agreement, MacAndrews & Forbes Incorporated has the right to designate four nominees for election to the Board.
The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxy cards. All of the nominees have indicated a willingness to serve as directors. However, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.
The name, age (as of April 3, 2020), business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
Ronald O. Perelman	77	Director (Executive Chairman)	2003
Barry L. Cottle	58	Director; President and Chief Executive Officer	2018
Peter A. Cohen	73	Director (Vice Chairman, Lead Independent Director)	2000
Richard M. Haddrill	66	Director (Vice Chairman)	2014
Jack A. Markell	59	Director	2019
Michael J. Regan	77	Director	2006
Barry F. Schwartz	70	Director	2003
Frances F. Townsend	58	Director	2010
Maria T. Vullo	56	Director	2019
Kneeland C. Youngblood	64	Director	2018

Ronald O. Perelman was named Chairman of the Board of Directors in November 2013 and Executive Chairman of the Board of Directors in July 2019. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of

MacAndrews & Forbes Incorporated, a company that owns and manages a diversified portfolio of public and private companies and various affiliates, since 1980. Mr. Perelman is also Chairman of the Board of Revlon, Inc. and Revlon Consumer Products Corporation.
Barry L. Cottle has served as President and Chief Executive Officer since June 2018. Mr. Cottle has also served as Executive Chairman of the Board of Directors of SciPlay since April 2019. Mr. Cottle joined the Company as Chief Executive, SG Interactive, in August 2015 to lead the strategy and growth plans of the Interactive group. Before joining the Company, Mr. Cottle served as Vice Chairman of Deluxe Entertainment Services Group Inc. from February 2015 until August 2015 while concurrently serving as Senior Vice President of Technology at MacAndrews & Forbes Incorporated from February 2015 until August 2017, where he helped drive digital innovation. Prior to that, he was the Chief Revenue Officer and Executive Vice President — Games for Zynga Inc. from January 2012 until October 2014, where he led corporate and business development, strategic partnerships, distribution, marketing and advertising and ultimately the Social Casino group. Previously, Mr. Cottle served as the Executive Vice President — Interactive for Electronic Arts Inc. from August 2007 to January 2012. Earlier in his career, Mr. Cottle served as the Founder/Chief Executive Officer of Quickoffice, Inc.; Chief Operating Officer of Palm, Inc.; and Senior Vice President of Disney TeleVentures, a division of The Walt Disney Company dedicated to creating interactive online/TV experiences.
Peter A. Cohen has served as Vice Chairman of the Board of Directors and Lead Independent Director since September 2004. Mr. Cohen is also the Chairman of the Board of Directors of PolarityTE, Inc. Mr. Cohen was Chairman of Cowen Inc. (formerly known as Cowen Group, Inc.), a diversified financial services company, and served as Chairman and Chief Executive Officer from 2009 through December 2017. Mr. Cohen was a founding partner and principal of Ramius LLC, a private investment management firm formed in 1994 that was combined with Cowen in late 2009. Mr. Cohen served as a member of the board of directors of Chart Acquisition Corp. (which, as a result of a business combination, is now known as Tempus Applied Solutions Holdings, Inc.) from 2013 to 2015. From November 1992 to May 1994, Mr. Cohen was Vice Chairman of the Board and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was Chairman and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990.
Richard M. Haddrill has served as Vice Chairman of the Board of Directors since February 2018. Mr. Haddrill was employed as Executive Vice Chairman in December 2014, following the Company’s acquisition of Bally Technologies, Inc. (“Bally”) in November 2014 (“the “Bally Acquisition”). Mr. Haddrill is the founder and manager of The Groop, LLC, a private investment and advisory company formed in January 2018. He is also a member of the board of directors of Cornerstone OnDemand, Inc., a global provider of learning and human capital management software. Previously, Mr. Haddrill served as Chief Executive Officer of Bally from 2004 to 2012 and from May 2014 until the Bally Acquisition and he served on Bally’s board of directors from 2003 until the Bally Acquisition, including serving as Chairman of the Bally board from 2012 to 2014. Prior to joining Bally, Mr. Haddrill served as Chief Executive Officer and as a member of the board of directors of Manhattan Associates, Inc., a global leader in software solutions to the supply-chain industry. Prior to that, he served as President and Chief Executive Officer of Powerhouse Technologies, Inc., a technology and gaming company involved in the video lottery industry and online lottery and pari-mutuel wagering systems. Mr. Haddrill also served on the board of directors of JDA Software Group, Inc., a leading provider of end-to-end integrated retail and supply chain planning and execution solutions, through 2012.

Jack A. Markell served as the 73rd Governor of Delaware from 2009 to 2017. During his tenure, Governor Markell was focused on improving Delaware’s schools and positioning its citizens for future prosperity by launching and scaling important workforce development efforts. Governor Markell served as Chair of the National Governors Association and the Democratic Governors Association. Governor Markell previously was elected three times as Delaware’s State Treasurer prior to becoming Governor of the State. Prior to public service, Governor Markell had a career in business, banking and consulting, including serving as Senior Vice President for Corporate Development at Nextel Communications, Inc. Governor Markell’s other professional experience includes working in a senior management position at Comcast Corporation, as an associate at McKinsey and Company and as a banker at First Chicago Corporation. Governor Markell has also been a member of the board of directors of Graham Holdings Company since 2017, and FS Credit Real Estate Income Trust, Inc. since 2018. Governor Markell also serves on the board of directors of Jobs for America’s Graduates, Upstream USA, Vemo Education and Symbiont.io Inc. and serves as a member of the board of trustees of the Annie E. Casey Foundation, Delaware State University and Strada Education Network.
Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG. Mr. Regan has been a member of the board of directors of Lifetime Brands, Inc., a global provider of kitchenware, tableware and other home products, since 2012. Mr. Regan also served as a member of the board of directors of DynaVox Inc. from 2011 to January 2015.
Barry F. Schwartz has been Emeritus Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates since July 2019 and previously served as Vice Chairman since December 2015. Mr. Schwartz was Executive Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates from October 2007 to December 2015. Prior to that, he was Executive Vice President and General Counsel of MacAndrews & Forbes Incorporated and various affiliates since 1993 and Senior Vice President of MacAndrews & Forbes Incorporated and various affiliates from 1989 to 1993. Mr. Schwartz has been a director of Revlon, Inc. since November 2007 and Revlon Consumer Products Corporation since March 2004. Mr. Schwartz has also been a director of Gaming and Leisure Properties, Inc., a Pennsylvania real estate investment trust company, since May 2017. Mr. Schwartz has also served as a director of Harland Clarke Holdings Corp. (now known as Vericast) from 2005 to 2014.
Frances F. Townsend has served as Executive Vice President of Worldwide Government, Legal and Business Affairs of MacAndrews & Forbes Incorporated since October 2010. Prior to her current role, Ms. Townsend was a corporate partner at the law firm of Baker Botts LLP from April 2009 to October 2010. She previously served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. She also serves on numerous governmental advisory and nonprofit boards. Ms. Townsend is a trustee on the board of the New York City Police Foundation and the Intrepid Sea, Air & Space Museum. She is also a member of the boards at the Council on Foreign Relations and the Trilateral Commission. Ms. Townsend has been a director of The Western Union Company since 2013, Freeport-McMoRan Inc., an international mining company with headquarters in Phoenix, Arizona, since 2013, and SciPlay since 2019. Ms. Townsend has also served as a director of SIGA Technologies, Inc. from 2011 to 2014.
Maria T. Vullo is Chief Executive Officer of Vullo Advisory Services, PLLC, an advisory firm specializing in financial services. Ms. Vullo’s other professional experience includes being Regulator-in-Residence at the Fintech Innovation

Lab NYC. She previously served as the Superintendent of the New York State Department of Financial Services (the “DFS”) from 2016 to 2019 where she was responsible for the regulation of New York’s financial services industry. Ms. Vullo managed an agency staff of 1,400 employees with a budget in excess of $250 million. Prior to assuming the role of DFS Superintendent, Ms. Vullo was a litigation partner for 20 years with Paul, Weiss, Rifkind, Wharton & Garrison LLP. She is an experienced trial and appellate litigator in civil, criminal and regulatory matters. In addition, Ms. Vullo served as Executive Deputy Attorney General for Economic Justice under Attorney General Andrew Cuomo in New York State. In that role, Ms. Vullo supervised the Bureaus of Investor Protection, Real Estate Finance, Antitrust, Consumer Protection, and Internet. Ms. Vullo was twice nominated by the New York State Commission on Judicial Nomination to be an Associate Judge of the New York Court of Appeals. She also has served as a member of numerous nonprofit boards where she has assumed leadership positions.
Kneeland C. Youngblood has served as a founding partner of Pharos Capital Group, LLC, a private equity firm that invests in the healthcare service sector since 1998. Mr. Youngblood has served as a director of Mallinckrodt plc, a specialty pharmaceutical company, since June 2013. He is also a member of the Council on Foreign Relations. Mr. Youngblood has previously served on the boards of directors of TPG Pace Holdings Corp. (from June 2017 to November 2019), Pace Holdings Corp. (from 2015 to 2017), Starwood Hotels & Resorts Worldwide, Inc. (from 2001 to 2012), The Gap, Inc. (from 2006 to 2012) and Burger King Holdings, Inc. (from 2004 to 2010). He also previously served as a trustee of the Dallas Police and Fire Pension System (2017 to 2019).
Designees of MacAndrews & Forbes Incorporated
Messrs. Perelman and Schwartz and Ms. Townsend were designated for election to the Board by MacAndrews & Forbes Incorporated pursuant to its rights under a stockholders’ agreement with us dated September 6, 2000, as supplemented by agreements dated June 26, 2002, October 10, 2003 and February 15, 2007. The stockholders’ agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of such preferred stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of preferred stock or the common stock issued upon conversion thereof. All of the preferred stock was converted into common stock in August 2004. MacAndrews & Forbes Incorporated, which owned approximately 92% of the preferred stock prior to conversion and currently owns approximately 38.9% of our outstanding common stock as of March 31, 2020, currently has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.
Qualifications of Directors
Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee and the Board

do not have specific qualifications that must be met by a candidate for director. However, the Nominating and Corporate Governance Committee and the Board believe that there are general qualifications that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board consider the experience and qualifications of prospective directors individually and in the context of the Board’s overall composition, and make no distinction in the evaluation of nominees recommended by our directors or executive officers, third parties or our stockholders in accordance with the provisions contained in our Amended and Restated Bylaws.
In its assessment of prospective directors, the Nominating and Corporate Governance Committee and the Board generally consider, among other factors, the individual’s character and integrity, experience, judgment, independence and ability to work collegially, as well as the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities as a director. The Nominating and Corporate Governance Committee and the Board also assess particular qualifications, attributes, skills and experience that they believe are important to be represented on the Board as a whole, in light of the Company’s business. These include a high level of financial literacy, relevant chief executive officer or similar leadership experience, gaming, lottery, social and digital gaming industry experience, experience with global operations, exposure to the development and marketing of technology and consumer products and legal and regulatory experience.
As a matter of practice, the Nominating and Corporate Governance Committee and the Board also consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.
The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including gaming, lottery, social and digital gaming (Messrs. Cottle, Haddrill and a number of our other long-serving directors), global operations (all directors), technology (Messrs. Cottle, Haddrill and Markell), consumer products and marketing (Messrs. Perelman, Cottle and Schwartz), legal and regulatory (Messrs. Markell and Schwartz and Madams Townsend and Vullo), investment and financial services (Messrs. Perelman, Cohen, Haddrill, Markell, Schwartz and Youngblood and Ms. Vullo) and public accounting (Mr. Regan), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or organizations that operate inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Perelman, Cottle, Cohen, Haddrill and Schwartz), as a chief administrative officer of a major accounting firm (Mr. Regan), as chair of the Homeland Security Council and an officer in the U.S. Coast Guard (Ms. Townsend), as the Governor of the State of Delaware (Mr. Markell) and as the Superintendent of the New York State Department of Financial Services (Ms. Vullo). Messrs. Markell and Youngblood and Madams Townsend and Vullo have extensive public policy, government or regulatory experience, which can provide valuable insight into issues faced by companies in regulated industries such as that of the Company. Mr. Cottle has served as a senior executive and director of other gaming and entertainment companies, which service has given him deep knowledge of the Company and its businesses and directly relevant management experience. Mr. Youngblood has experience managing and advising a number of public and private companies. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences, together with their other qualities, qualify each nominee to serve as a director of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TEN (10) NOMINEES

Corporate Governance
Overview. The Company is committed to good corporate governance, which we believe promotes the long-term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance structure and policies include:

Corporate Governance Highlights
• Annual election of all directors	• Code of Business Conduct (and related training)
• Eight independent director nominees	• Director and officer stock ownership guidelines
• Entirely independent Board committees (other than Compliance Committee)	• Executive compensation based on pay-for-performance philosophy
• Regular executive sessions of independent directors	• Cash and equity compensation clawback policy
• Separate Executive Chairman and Chief Executive Officer roles	• Anti-hedging policy
• Lead Independent Director	• Stockholder right to call special meetings
• Regular Board and committee self-evaluations	• Stockholder right to act by written consent
• Risk management oversight by the Board and committees	• Absence of an “anti-takeover” rights plan and other “anti-takeover” provisions
• Consideration of diversity in decisions regarding Board composition
Director Independence. The Board has adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the NASDAQ Stock Market. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:
(1) the director has been employed by the Company (or any subsidiary) at any time within the past three years, other than service as an interim executive officer for a period of less than one year;
(2) the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;
(3) the director or an immediate family member of the director has accepted any compensation (including any political contribution to a director or family member) from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, (c) benefits under a tax-qualified retirement plan or non-discretionary compensation or (d) compensation for service as an interim executive officer for a period of less than one year;

(4) the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization (including a charitable organization) that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non-discretionary charitable contribution matching programs;
(5) the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or
(6) the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.
In applying these standards, the Board determined that each of Messrs. Cohen, Markell, Regan, Schwartz and Youngblood, and Madams Townsend and Vullo, qualify as independent directors, and none has a business or other relationship that would interfere with the director’s exercise of independent judgment. Messrs. Perelman (following his appointment as Executive Chairman of the Board in July 2019), Cottle and Haddrill do not qualify as independent directors.
The full text of the Board’s Director Independence Guidelines, including information on the additional independence requirements applicable to Board committee members, can be accessed through the Investors — Corporate Governance link on our website at www.scientificgames.com.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Investors Corporate Governance link on our website at www.scientificgames.com.
Board Leadership Structure. As described above, all of the director nominees qualify as independent directors, other than Mr. Perelman, our Executive Chairman, Mr. Cottle, our President and Chief Executive Officer, and Mr. Haddrill, our former Executive Vice Chairman from 2014 through February 2018. The Audit, Compensation and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Compliance Committee is comprised of independent directors, a non-independent director and an industry consultant. The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Executive Chairman of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Executive Chairman of the Board, while maintaining the ability to separate the Executive Chairman of the Board and Chief Executive Officer roles when deemed appropriate. The Executive Chairman of the Board and Chief Executive Officer roles are currently held by two different individuals.

Messrs. Cohen and Haddrill serve as Vice Chairmen of the Board, and the Board has also designated Mr. Cohen as the lead independent director. Mr. Cohen’s lead independent director responsibilities include presiding over regularly held executive sessions of independent directors, facilitating communication between the independent directors and the Chief Executive Officer and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the committees of the Board in their evaluations of management’s performance, and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight.
The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of the Board.
Board’s Role in Risk Oversight. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management, including ensuring that sufficiently robust risk and compliance policies and procedures are in place and are functioning properly to bring key risk and compliance matters to the Board’s attention. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies, such as product and market concentration, competition, acquisitions and divestitures and business transformation and other matters presented to the Board, including operational risks, such as information technology, cybersecurity, personnel and supply chain; financial risks, such as financial reporting, valuation, market and liquidity risks, as described below; and environmental, social and governance risks, such as sustainability, social responsibility, diversity and inclusion, management structure and employee compensation. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.
The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (the “Code”) (and related training), a strong ethics and compliance function that includes suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, regular cybersecurity, data flow and data privacy assessments, such as evaluation of network security measures and data protection safeguards, an internal and external audit process, such as testing controls, and internal approval and signature authority processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the Board committee chairs regularly communicate with members of senior management, including the Chief Executive Officer, to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and financing-related matters.
The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board’s risk oversight function. In particular, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process and accounting. The Audit Committee also oversees the internal audit function and regularly meets in private with both the Vice President of Internal Audit (who reports functionally to the Audit Committee and administratively to the Chief Financial Officer) and representatives of the Company’s independent auditing firm. The

Compensation Committee evaluates risks associated with the Company’s compensation programs and succession planning for executive officers and other senior management and discusses with management procedures to identify and mitigate such risks. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Program as it Relates to Risk” below. The Compliance Committee is active in overseeing the Company’s program with respect to compliance with the laws applicable to the Company’s business, including gaming laws, as well as compliance with the Code and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process, which is designed to ensure that the vendors, consultants, customers and business partners of the Company are “suitable” or “qualified” as those terms are used by applicable gaming and lottery authorities, and regularly meets separately with the Senior Vice President, Chief Compliance Officer and Director of Corporate Security (who reports functionally to the Chief Executive Officer and has a direct reporting line to the Compliance Committee). The Nominating and Corporate Governance Committee oversees risks related to composition, succession and structure of the Board.
Board Meetings. The Board held a total of five meetings during 2019, including three at which executive sessions were held with no members of management present. During 2019, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.
Board Committees. The Board has four standing committees: the Audit Committee; the Compensation Committee; the Compliance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Compliance Committee, which is comprised of four independent directors, as well as Mr. Cottle and Patricia Becker, a gaming industry consultant.
Mr. Paul M. Meister, who is a member of the Board and the Compensation Committee is not being nominated for re-election. Mr. Meister’s directorship will expire simultaneously with the election of directors at the annual meeting, at which time he will no longer be a member of the Compensation Committee. The Board has approved charters for each Board committee, which can be accessed through the Investors — Corporate Governance link on our website at www.scientificgames.com. The current membership of each committee is as shown in the table below.

Audit Committee	Compensation Committee	Compliance Committee	Nominating and Corporate Governance Committee
Michael J. Regan (Chair)	Peter A. Cohen (Chair)	Frances F. Townsend (Chair)	Frances F. Townsend (Chair)
Peter A. Cohen	Paul M. Meister	Barry L. Cottle	Michael J. Regan
Maria T. Vullo	Barry F. Schwartz	Jack A. Markell	Maria T. Vullo
	Kneeland C. Youngblood	Barry F. Schwartz
Kneeland C. Youngblood
Patricia Becker
Audit Committee. The Audit Committee is responsible for hiring the Company’s independent registered public accounting firm and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and our independent registered public accounting firm, the Company’s internal accounting controls, the financial statements, the report and recommendations of our independent registered public accounting firm, the scope of the audit and the qualifications and independence of the auditor. The Audit Committee also oversees the Company’s internal audit function. The Board has determined that each member of the Audit Committee is independent under the listing standards of the NASDAQ Stock Market, the independence standards under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s Director Independence

Guidelines, and that Mr. Regan qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the rules of the SEC. The Audit Committee held five meetings during 2019.
Compensation Committee. The Compensation Committee sets the compensation of the President and Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NASDAQ Stock Market and the Company’s Director Independence Guidelines and qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held nine meetings during 2019.
Compliance Committee. The Compliance Committee is responsible for providing oversight of the Company’s program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming and anticorruption laws, and with respect to compliance with the Code by employees, officers, directors and other representatives of the Company. The Compliance Committee held six meetings during 2019.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessments of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market and the Company’s Director Independence Guidelines. The Nominating and Corporate Governance Committee held four meetings during 2019.
Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee does not have specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by our stockholders in accordance with the provisions contained in our Amended and Restated Bylaws. Each notice of nomination submitted in this manner must contain the information specified in our Amended and Restated Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock held by the proposing stockholder and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (i) the 90th day prior to the annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
Each notice of nomination should include the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director. The Nominating and Corporate Governance

Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the President and Chief Executive Officer and third parties. The Nominating and Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.
Stockholder Communications with Directors. Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Corporate Secretary of the Company at Scientific Games Corporation, 6601 Bermuda Road, Las Vegas, NV 89119. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.
Attendance at Stockholders’ Meetings. The Company encourages directors to attend the annual stockholders’ meeting. Last year, six of the twelve directors then serving attended the annual meeting.
        Compensation Committee Interlocks and Insider Participation. None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a Related Person Transaction (as defined in “Certain Relationships and Related Person Transactions”) in 2019. None of the Company’s executive officers, other than Mr. Cottle, serves, or in 2019 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or who in 2019 served, as a member of the Board or the Compensation Committee. Mr. Cottle serves, and in 2019 served, as an executive officer and member of the Board of Directors of both our Company and SciPlay.
Code of Ethics. The Board has adopted the Code, which applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Investors — Corporate Governance link on our website at www.scientificgames.com.
Director Compensation
The following describes the compensation paid to each of our directors in 2019, excluding the compensation of Mr. Cottle, our President and Chief Executive Officer during 2019, whose compensation is disclosed in the section entitled “Executive Compensation”. For a summary of recent actions taken with respect to director compensation, see “Executive Compensation — Compensation Discussion and Analysis — 2020 Compensation Updates” below.
Non-Employee Director Compensation. The compensation program for Eligible Directors (as defined below) consists of annual retainers and equity awards (the “Eligible Director compensation program”). In 2019, under the Eligible Director compensation program, Eligible Directors were entitled to receive:
(1)an annual retainer for service on the Board of $75,000;
(2)an annual retainer (in lieu of fees per committee meeting) of $10,000 ($15,000, in the case of the Audit Committee) for service on a committee;

(3)an annual retainer for the chairs of the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee of $20,000 (and an annual retainer for the chair of the Audit Committee of $35,000); and
(4)an annual grant of restricted stock units (“RSUs”) with a grant date value of $160,000 and a four-year vesting schedule, provided such Eligible Director satisfied the Board’s attendance requirement for the prior calendar year, as discussed below.
        New Eligible Directors generally receive stock options for 10,000 shares of our common stock (with a four-year vesting schedule), in lieu of the annual grant of RSUs, upon joining the Board. Mr. Markell and Ms. Vullo received this grant shortly following the 2019 annual meeting of stockholders. For 2019, “Eligible Directors” consisted of all directors (including the Executive Chairman) other than Messrs. Cottle and Haddrill, who were instead compensated based on their employment or consulting agreement with the Company, as applicable. The compensation for Mr. Cottle is discussed in the section entitled “Executive Compensation”, and the compensation for Mr. Haddrill is described below.
        The elements of the Eligible Director compensation program are evaluated and determined by the Compensation Committee, which takes into account competitive director compensation data provided by its independent compensation consultant, Compensation Advisory Partners LLC, or CAP, for companies in a peer group of comparably sized companies in related industries as well as a general industry group of comparably sized companies. The Compensation Committee uses the comparative data provided by CAP as a general indicator of relevant market conditions, but does not set specific benchmark targets for total director compensation or for individual elements of the Eligible Director compensation program. No changes were made to the Eligible Director compensation program for 2019.
Awards of stock options and RSUs are subject to forfeiture if an Eligible Director leaves the Board prior to the scheduled vesting date for any reason, except that the vesting of such awards would accelerate in full upon an Eligible Director ceasing to serve on the Board due to death or disability.
The number of RSUs awarded in 2019 was determined by dividing the grant date value of $160,000 by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date and rounding down to the nearest whole number. As a result, 7,710 RSUs were awarded to each Eligible Director in 2019. Mr. Haddrill was also awarded 7,710 RSUs in 2019 in accordance with the terms of his amended consulting agreement with the Company, discussed below.
Eligible Directors with unexcused absences exceeding 25% of the meetings held by the Board and committees on which they served in the prior year are not eligible to receive an annual award of RSUs except that Eligible Directors with less than six months of service in the prior year are not subject to such threshold with respect to the first grant made after becoming a director. All Eligible Directors serving at the time of grant (June 2019) satisfied the attendance requirements applicable for the 2019 awards.
Compensation Arrangements with Mr. Haddrill. During 2019, in lieu of participating in the Eligible Director compensation program, Mr. Haddrill was compensated for his service as Vice Chairman pursuant to a consulting agreement, effective as of February 26, 2018, with the Company. Mr. Haddrill’s consulting agreement originally provided that in exchange for certain consulting services, including in connection with his continued service as Vice Chairman of the Board, from February 26, 2018 through December 31, 2018, Mr. Haddrill would receive consulting fees of $125,000 per month. The

Company and Mr. Haddrill subsequently amended his consulting agreement on January 11, 2019 and April 29, 2019, extending it through December 31, 2020. Pursuant to the amended terms, for his continued provision of services, Mr. Haddrill receives consulting fees of $41,666.66 per month, pro-rated for any partial month, and is eligible for an annual award of equity in accordance with the Eligible Director compensation program outlined above.

Director Compensation for 2019. The table below shows the compensation earned by each of our directors for 2019; other than Mr. Cottle, whose compensation is reflected in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Ronald O. Perelman	75,000 (3)	159,983	—	234,983
Peter A. Cohen	110,000 (3)	159,983	—	269,983
Gerald J. Ford (5)	49,194 (3)	159,983	—	209,177
Richard M. Haddrill	500,000 (4)	159,983	—	659,983
David L. Kennedy (6)	75,000 (3)	159,983	—	234,983
Jack A. Markell	46,986 (3)	—	115,695	162,681
Gabrielle K. McDonald (5)	38,014 (3)	159,983	—	197,997
Paul M. Meister	85,000 (3)	159,983	—	244,983
Michael J. Regan	120,000 (3)	159,983	—	279,983
Barry F. Schwartz	95,000 (3)	159,983	—	254,983
Frances F. Townsend	110,528 (3)	159,983	—	270,511
Maria T. Vullo	55,278 (3)	—	115,695	170,973
Kneeland C. Youngblood	95,000 (3)	159,983	—	254,983
_____________
(1) Reflects the grant date fair value of RSUs awarded during 2019 to all Eligible Directors and Mr. Haddrill, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2) Reflects the grant date fair value of stock options awarded to Mr. Markell and Ms. Vullo in connection with their appointment to the Board in June 2019, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(3) Reflects annual retainers earned by Eligible Directors for 2019, except that in the case of Messrs. Ford and Markell, Ms. Vullo and Judge McDonald, the amounts are pro-rated to reflect the portion of the year the individual spent on the Board. In the case of Ms. Townsend, the amount listed also reflects pro-rata adjustments to her retainer due to Ms. Townsend’s appointment as the Chair of the Nominating and Corporate Governance Committee in June 2019 upon the expiration of Mr. Ford’s directorship term.
(4) Reflects Mr. Haddrill’s consulting fees described above.
(5) Mr. Ford and Judge McDonald decided not to stand for reelection at the 2019 annual meeting of stockholders and their directorships expired on June 12, 2019.
(6) Mr. Kennedy resigned from the Board on December 31, 2019. Upon his resignation, the Board reduced the size of the Board from twelve to eleven directors.

The table below shows the number of stock options and unvested RSUs held by each of our directors as of December 31, 2019; except for Mr. Cottle, whose stock options and unvested RSUs are reflected in the Outstanding Equity Awards at Fiscal Year-End Table below:

Name	Stock Options (in shares)	RSUs
Ronald O. Perelman	—	17,250 (1)
Peter A. Cohen	—	17,250 (1)
Richard M. Haddrill	—	7,710 (2)
Gerald J. Ford (4)	—	—
David L. Kennedy (5)	—	—
Jack A. Markell	10,000 (3)	—
Judge Gabrielle K. McDonald (4)	—	—
Paul M. Meister	10,000 (3)	17,250 (1)
Michael J. Regan	—	17,250 (1)
Barry F. Schwartz	—	17,250 (1)
Frances F. Townsend	—	17,250 (1)
Maria T. Vullo	10,000 (3)	—
Kneeland C. Youngblood	10,000 (3)	7,710 (2)
_____________
(1) Reflects RSUs as described in more detail below:

Grant Date	Unvested Quantity	Vesting Schedule
June 15, 2016	4,339	Four-year vesting; 4,339 shares to vest on June 15, 2020
June 19, 2017	3,110	Four-year vesting; 1,555 shares to vest on each of June 19, 2020 and 2021
June 13, 2018	2,091	Four-year vesting; 697 shares to vest on each of June 13, 2020, 2021 and 2022
June 12, 2019	7,710	Four-year vesting; 1,927 shares to vest on June 12, 2020, 1,928 shares to vest on June 12, 2021, 1,927 shares to vest on June 12, 2022 and 1,928 shares to vest on June 12, 2023
(2) For Messrs. Haddrill and Youngblood, reflects 7,710 RSUs granted on June 12, 2019, with 1,927 shares to vest on June 12, 2020, 1,928 shares to vest on June 12, 2021, 1,927 shares to vest on June 12, 2022 and 1,928 shares to vest on June 12, 2023.
(3) Reflects stock options granted to Messrs. Meister and Youngblood on March 20, 2012 and August 6, 2018, respectively, and Mr. Markell and Ms. Vullo on June 12, 2019 in connection with the applicable director’s joining the Board, each with a four-year vesting schedule and an exercise price of $11.10, $37.35 and $20.92, respectively. Mr. Meister’s stock options vested and became exercisable on the first four anniversaries of their respective date of grant. The first installment of Mr. Youngblood’s stock options vested and became exercisable on the first anniversary of the date of grant and the balance is scheduled to vest and become exercisable in three equal installments on the second, third and fourth anniversaries of the date of grant. Mr. Markell and Ms. Vullo’s stock options will vest and become exercisable on the first four anniversaries of their date of grant.
(4) Mr. Ford and Judge McDonald’s directorships ended on June 12, 2019, at which time all their remaining RSUs vested, and neither had any outstanding stock options or RSUs as of December 31, 2019.
(5) Mr. Kennedy’s directorship ended on December 31, 2019, at which time all his remaining RSUs vested. Mr. Kennedy had no outstanding stock options as of December 31, 2019.
Director Stock Ownership Guidelines
The stock ownership guidelines are intended to align the financial interests of our officers and directors with the interests of our stockholders. Under the guidelines, directors (including our Executive Chairman), other than our President and Chief Executive Officer, who is subject to the officer stock ownership requirements, are required to own the lesser of (i) the number of shares of our common stock equal to five times the director’s annual retainer divided by the preceding 200-day average closing price of such shares and (ii) 15,000 shares of our common stock. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs to be settled in shares and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. Each covered director has five years to comply from the date the director became subject to the policy. At present, all of our covered directors are in compliance with the ownership guidelines. Mr. Youngblood (who joined the Board in August 2018) will have until August 2023, and Mr. Markell and Ms. Vullo (who each joined the Board in June 2019) will have until June 2024 to satisfy the required level of ownership.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during 2019.

SECURITY OWNERSHIP
The following table sets forth certain information as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors and director nominees, each of our named executive officers and all of our directors and executive officers as a group. The number of shares and the percentages of beneficial ownership set forth below are calculated as of March 31, 2020 based on outstanding shares of 94,339,829. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Shares of Common Stock of the Company
Name and Address of Beneficial Owner	Number (1)	Percent (1)
The ROP Revocable Trust dated 1/9/2018 35 East 62nd StreetNew York, New York 10065	36,802,842 (2)	39.0%
MacAndrews & Forbes Incorporated 35 East 62nd Street New York, New York 10065	36,705,736 (3)	38.9%
Fine Capital Partners, L.P. 590 Madison Avenue, 27th Floor New York, New York 10022	9,123,726 (4)	9.7%
Sylebra HK Company Limited Floor 20, 28 Hennessy Road Wan Chai, Hong Kong	8,619,044 (5)	9.1%
Nantahala Capital Management, LLC 130 Main St. 2nd Floor New Canaan, CT 06840	7,417,865 (6)	7.9%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,349,013 (7)	6.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,160,539 (8)	5.5%
Ronald O. Perelman	36,802,842 (9)	39.0%
Barry L. Cottle	153,447	*
Peter A. Cohen	269,931	*
Richard M. Haddrill	225,957	*
Jack A. Markell	—	—
Paul M. Meister	67,118	*
Michael J. Regan	74,578	*
Barry F. Schwartz	125,926 (10)	*
Frances F. Townsend	70,224	*
Maria T. Vullo	—	—
Kneeland C. Youngblood	2,500	*
Michael A. Quartieri	219,041	*
James Sottile	10,059	*
Patrick McHugh	29,778	*
Michael F. Winterscheidt	14,594	*
All current directors and executive officers as a group (consisting of 17 persons) (11)	38,098,299	40.3%
_____________
* Represents less than 1% of the outstanding shares of common stock.
(1) In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of March 31, 2020 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 31, 2020:
Mr. Meister – 10,000 stock options; Mr. Youngblood – 2,500 stock options; Mr. Cottle – 36,130 stock options; Mr. Quartieri – 154,388 stock options; Mr. Sottile – 6,284 stock options; Mr. McHugh – 5,422 stock options and 4,868 RSUs
(2) Mr. Perelman is the beneficiary and trustee of The ROP Revocable Trust dated 1/9/2018 and beneficially owns MacAndrews & Forbes Incorporated.

(3) Includes shares held by SGMS Acquisition Corporation, RLX Holdings Two LLC, SGMS Acquisition Two LLC, SGMS Acquisition Three LLC and MacAndrews & Forbes Group, LLC (whose sole member is MacAndrews & Forbes LLC), which are part of a diverse array of businesses owned by MacAndrews & Forbes Incorporated, whose Chairman and Chief Executive Officer is Mr. Perelman. MacAndrews & Forbes Incorporated has sole voting and dispositive power with respect to 36,705,736 shares, SGMS Acquisition Corporation has sole voting and dispositive power with respect to 27,115,736 shares, RLX Holdings Two LLC has sole voting and dispositive power with respect to 3,125,000 shares, SGMS Acquisition Two LLC has sole voting and dispositive power with respect to 4,795,000 shares, SGMS Acquisition Three LLC has sole voting and dispositive power with respect to 770,000 shares and MacAndrews & Forbes Group, LLC, of which MacAndrews & Forbes LLC is sole member, has sole voting and dispositive power with respect to 900,000 shares. The shares so owned are, or may from time to time be, pledged to secure obligations of MacAndrews & Forbes Incorporated or its affiliates.
(4) Based on an amendment to Schedule 13G filed with the SEC on February 13, 2020 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC, Ms. Debra Fine and Adom Partners, L.P., reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that each such person with the exception of Adom Partners, L.P. has shared voting power and shared dispositive power with respect to 9,123,726 shares and Adom Partners, L.P. has shared voting and shared dispositive power with respect to 5,119,364 shares.
(5) Based on an amendment to Schedule 13G filed with the SEC on January 22, 2020 by Sylebra Capital Limited, Sylebra Capital Management Limited and Mr. Daniel Patrick Gibson, reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 8,619,044 shares.
(6) Based on an amendment to Schedule 13G filed with the SEC on February 14, 2020 by Nantahala Capital Management, LLC, Mr. Wilmot B. Harkey and Mr. Daniel Mack, reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 7,417,865 shares.
(7) Based on an amendment to Schedule 13G filed with the SEC on February 6, 2020 by BlackRock, Inc., reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 6,239,703 shares and sole dispositive power with respect to 6,349,013 shares.
(8) Based on an amendment to Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, reporting beneficial ownership as of December 31, 2019. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 116,542 shares, shared voting power with respect to 11,386 shares, sole dispositive power with respect to 5,039,011 shares and shared dispositive power with respect to 121,528 shares.
(9) Includes 97,106 shares held by The ROP Revocable Trust dated 1/9/2018, of which Mr. Perelman is the beneficiary and trustee. The ROP Revocable Trust dated 1/9/2018 is also the sole stockholder of MacAndrews & Forbes Incorporated. Also includes the 36,705,736 shares reported in footnote 3 above, which may be deemed to be beneficially owned by Mr. Perelman, as the beneficial owner of MacAndrews & Forbes Incorporated. Mr. Perelman’s address is 35 East 62nd Street, New York, New York 10065.
(10) Includes 10,000 shares held by The Hancock Foundation, of which Mr. Schwartz is the sole trustee.
(11) Includes 217,245 shares issuable upon exercise of stock options and 4,868 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 31, 2020.

The following table sets forth certain information regarding beneficial ownership of the equity securities of SciPlay by:
•each of our directors and named executive officers, individually; and
•all of our directors and executive officers, as a group.
The number of shares and the percentages of beneficial ownership set forth below are calculated as of March 31, 2020 based on outstanding shares of Class A common stock of 22,720,000 and Class B common stock of 103,547,021. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares Beneficially Owned				% of Total Voting Power (1)
	Class A		Class B
Name of Beneficial Owner	Number (1)	Percent (1)	Number (1)	Percent (1)
Directors and Named Executive Officers:
Ronald O. Perelman	—	—	—	—	—
Barry L. Cottle	20,000	*	—	—	*
Peter A. Cohen	—	—	—	—	—
Richard M. Haddrill	70,000	*	—	—	*
Jack A. Markell	—	—	—	—	—
Paul M. Meister	—	—	—	—	—
Michael J. Regan	—	—	—	—	—
Barry F. Schwartz	15,625	*	—	—	*
Frances F. Townsend	24,000	*	—	—	*
Maria T. Vullo	—	—	—	—	—
Kneeland C. Youngblood	—	—	—	—	—
Michael A. Quartieri	781	*	—	—	*
James Sottile	4,562	*	—	—	*
Patrick J. McHugh	—	—	—	—	—
Michael F. Winterscheidt	1,562	*	—	—	*
All current directors and executive officers as a group (consisting of 17 persons) (2)	136,530	*	—	—	*
________________
* Represents less than 1% of the outstanding shares of Class A common stock or Class B common stock, as applicable.
(1) In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of March 31, 2020 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of March 31, 2020:
Mr. Quartieri – 781 RSUs; Messrs. Sottile and Winterscheidt – 1,562 RSUs each; Ms. Townsend – 9,000 RSUs.
(2) Includes 12,905 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through conversion within 60 days of March 31, 2020.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and program, the compensation decisions made by the Compensation Committee and the matters considered in making such decisions. The Company’s executive compensation program is administered by the Compensation Committee, referred to in this section as the “Committee.” The Committee is responsible for determining the compensation of the Company’s President and Chief Executive Officer and other executive officers of the Company, and for overseeing the Company’s executive compensation program.
Our executive compensation program is designed to attract, reward and retain our executive officers. This Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for the fiscal year ended December 31, 2019, who were:

Executive	Position
Barry L. Cottle	President and Chief Executive Officer
Michael A. Quartieri	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Patrick J. McHugh	Executive Vice President and Group Chief Executive of Lottery
James Sottile	Executive Vice President and Chief Legal Officer
Michael F. Winterscheidt	Senior Vice President and Chief Accounting Officer
As used in this Compensation Discussion and Analysis and the tables and narratives that follow, “SGICP” refers to our annual management incentive compensation program.
Executive Summary
Scientific Games is a leading developer of technology-based products and services and associated content for the worldwide gaming, lottery, social and digital gaming industries. Our portfolio of revenue-generating activities primarily includes supplying gaming machines and game content, casino-management systems and table game products and services to licensed gaming entities; providing instant and draw-based lottery products, lottery systems and lottery content and services to lottery operators; providing social casino game solutions to retail consumers and regulated gaming entities, as applicable; and providing a comprehensive suite of digital real money gaming and sports wagering solutions, distribution platforms, content, products and services. We also gain access to technologies and pursue global expansion through strategic acquisitions and equity investments.
We report our results of operations in four business segments — Gaming, Lottery, SciPlay and Digital — representing our different products and services. As a result of the IPO, we now refer to our Social business segment as our SciPlay business segment. In addition, in connection with the IPO, certain of our named executive officers received SciPlay equity awards and certain information in this Compensation Discussion and Analysis and in the Executive Compensation Tables that follow includes SciPlay equity awards.
Our 2019 executive compensation program reflected key business priorities relating to operational and financial considerations, including the continued innovation to provide best in class content and systems and support growth in our gaming, lottery, social and digital product lines and services worldwide, creation of cash flow available to reduce our debt, while continuing to invest in our business, and realization of ongoing cost savings.
In 2019, financial performance in key areas used to determine management incentives under the SGICP improved. However, despite such improvements, our results fell short of the operating plan approved by the Board, and therefore bonus payouts for 2019 fell compared to 2018 because of the high degree of rigor embedded in the financial performance targets and the incentive payout scale established by the Committee. Highlights include:
•Revenues for SGICP purposes (herein referred to as “SGICP Revenue”) grew $31 million compared to 2018; and
•SGICP EBITDA minus capital expenditures (“CapEx”) increased by $202 million compared to 2018.
In addition, for 2019, the third performance factor generally used for bonus determination was SGICP AEBITDA, which we used instead of SGICP EBITDA, our 2018 metric, since it is aligned with our debt covenants and eliminates non-core results. We believe that the metric measures our performance against the Company’s goals. Each of SGICP Revenue, SGICP EBITDA minus CapEx and SGICP AEBITDA is a non-GAAP financial measure with reconciliation provided to revenue, Business Segment Adjusted EBITDA and Consolidated Net Loss, as applicable, in Appendix A.
During 2019, the Company also delivered on its long-term objective to pay down debt, completed the IPO and introduced exciting new products and services in the gaming and digital space to better position it for improved results in the future and create value for stockholders.
Compensation Program Highlights for 2019
The following is a summary of the highlights of the Company’s executive compensation program:
•Executive pay is substantially at risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets. The amount of 2019 at-risk pay as a percentage of total compensation for our President and Chief Executive Officer and the average for the other named executive officers is shown below:

Executive	At-Risk Pay (1)
Mr. Cottle	88%
Other Named Executive Officers	49%
(1)Calculated based off total compensation, as reported in the “Summary Compensation Table”. At-Risk Pay consists of the grant date value of equity awards granted to the applicable executive and the value of the annual incentive compensation actually paid to the applicable executive in excess of the minimum payout amount (described in more detail below).

•2019 SGICP annual cash bonuses to our named executive officers paid out at 20% of target. Below target payout, despite improved performance, demonstrated the high degree of rigor embedded in the financial performance targets and the payout scale established by the Committee. This payout level was also below the 25% default minimum payout level previously established by the Committee, with the decision to pay out below the minimum determined by the Committee based on its view of the results and other relevant facts and circumstances. In light of the fact that all metrics were achieved at a level of 88% of target or greater, the Committee determined that some level of annual cash bonus payout was appropriate.

•SGICP annual cash bonuses have varied over the past five years as shown below.

Actual SGICP Annual Cash Bonus as a % of Target Bonus Opportunity
Employees with Company-wide Responsibilities
2015	2016	2017	2018	2019
36.0%	73.0%	99.9%	25.5%	20.0%
•In order to appropriately motivate and retain management, the Committee approved 2019 annual equity awards at the full target opportunity for named executive officers. 2018 and 2017 annual equity awards were also made at the full target opportunity. Providing competitive equity award opportunities in recent years was a priority after prior year reductions to annual equity award values in order to manage potential dilution and share usage under the Company’s 2003 Incentive Compensation Plan, as amended and restated (the “2003 Plan”).
•2019 annual equity awards for named executive officers, other than Mr. Winterscheidt, included the use of performance-conditioned stock options that vest over time, but only if the Company achieves annual Adjusted EBITDA growth of 10% or more compared to actual Adjusted EBITDA for the calendar year ended December 31, 2018. Adjusted EBITDA referenced herein is a non-GAAP financial measure, and is the same as “Consolidated Adjusted EBITDA”, which is reported in our financial results, with reconciliation provided to Consolidated Net Loss in Appendix A. The options vest on the later of (i) the scheduled vesting date per the time-vesting schedule described below and (ii) the date upon which the Adjusted EBITDA goal is achieved. The options will be forfeited if the Adjusted EBITDA goal is not achieved by the end of the 2022 fiscal year, as determined by the Committee, and comprised one-third of the 2019 annual equity grant for such officers; time-vesting stock options and time-vesting RSUs each also comprised one-third of the grant.
•In connection with the successful completion of the IPO, Mr. Cottle, in exchange for canceling an award payable in cash relating to the performance of our Social business segment, received an award of SciPlay RSUs (the “Social Award RSUs”) that are 100% performance-based and with a comparable value based on the grant date value of the awards, and select NEOs received transaction awards composed of time-based SciPlay RSUs.
        Commitment to Good Governance and Best Practices
As part of its ongoing review of our executive compensation program, the Committee considers the results of our last “say on pay” proposal (approved by approximately 88.64% of the votes cast at the 2019 annual meeting of stockholders). To ensure its commitment to good governance of our executive compensation program, the Committee has adopted a number of policies that it believes should be viewed favorably by our stockholders. Those actions include the following:
•No guaranteed salary increases. Our named executive officers are not entitled to contractual inflation-based salary increases.
•Challenging financial objectives for annual cash bonus. Performance metrics support important business priorities. In general, if 95% or less of the targeted amount was achieved, the payout percentage at this minimum threshold level was 25% of a named executive officer’s target bonus opportunity. As a result of this rigorous payout scale, 2019 bonus payouts for named executive officers with Company-wide responsibilities were, based on actual performance, 26.5%, which the Committee used its discretion to reduce to 20.0%.
•Inclusion of performance-conditioned equity awards. As mentioned above, vesting of certain stock option awards is contingent on attaining the Adjusted EBITDA goal, a challenging goal that has not yet been achieved.
•Stock ownership guidelines. The Company’s stock ownership guidelines apply to our directors, President and Chief Executive Officer and executive officers who report directly to our President and Chief Executive Officer. The guidelines encourage a long-term perspective in managing the Company and further align the interests of our executive officers and directors with the interests of stockholders. See “— Corporate Governance Policies — Stock Ownership Guidelines” below for additional information.
•Clawback policy. The Company’s “clawback” policy subjects cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See — Corporate Governance Policies — Clawback Policy” below for additional information.
•No hedging policy. The Company prohibits employees and directors from engaging in hedging transactions. See — Corporate Governance Policies— No Hedging Policy” below for additional information.
•Independent compensation consulting firm. The Committee benefits from its use of an independent compensation consulting firm, CAP, which provides no other services to the Company.
•Periodic risk assessment. The Committee has concluded that our executive compensation program does not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.
•No excise tax gross-ups. We do not agree to pay excise tax gross-ups.
•No loans to executive officers. We do not make personal loans to our executive officers.
2020 Compensation Updates
The recent outbreak of a novel strain of coronavirus (COVID-19) and public perception thereof, have contributed to consumer unease and decreased discretionary spending and consumer travel, which have had, and will continue to have, a negative impact on our business. In response to these events, our senior executives, including each of our executive officers, proposed that, beginning April 5, 2020, they each forgo a portion of their base salary. In particular, Mr. Cottle will forgo 100% of his base salary, Messrs. Quartieri and Sottile will each forgo 50% of his base salary and Mr. Winterscheidt will forgo 20% of his base salary. These temporary reductions will help the Company conserve cash in order to provide resources to rebound once the current crisis has elapsed. In addition, each of our non-employee directors agreed to temporarily forgo 50% of his or her cash compensation for May, June and July, including, in the case of Mr. Haddrill, his consulting fees. The Board, unanimously approved these reductions.

In addition, the Committee determined that, in light of the current uncertainty due to COVID-19, it was in the best interests of the Company to grant 2020 equity awards that consisted solely of time-vesting RSUs and to limit the number of awards granted to the number that would have been granted if the value of the Company’s common stock was $20, which was approximately the closing price of the common stock on February 26, 2020. While the Committee continues to believe that a significant portion of management’s compensation should be tied to the success of the Company and objective performance goals, the ongoing global uncertainty and disruption to our business meant that the Committee could not set performance goals that would provide meaningful motivation to our executive team. Limiting the number of shares awarded helps manage share dilution and the potential windfall that would result if awards were granted based on a share price that was temporarily depressed. As the situation continues to develop, the Committee will determine whether additional compensation-related actions are appropriate.
Objectives and Components of Compensation Program
The objectives of our executive compensation program are to attract and retain executive talent, to encourage and reward excellent performance by executives whose contributions drive the success of the Company and to create value for our stockholders. The program is structured to provide compensation packages that are competitive with the marketplace, to reward executives based on Company and, in certain circumstances, individual performance, to encourage long-term service and to align the interests of management and stockholders through incentives that encourage annual and long-term results.
The principal components of the Company’s executive compensation program consist of base salaries, annual performance-based incentive compensation and long-term incentive compensation. The Company also has employment agreements with named executive officers that include severance and change of control arrangements. The following is a description of the Company’s compensation elements and the objectives they are designed to support:

Element of Compensation	Rationale	Linkage to Compensation Objective
Base Salary	•Provides fixed level of compensation	•Attracts and retains executive talent
Annual Incentive Compensation (cash bonuses)
•Target level of annual incentive compensation provides an attractive total cash opportunity that incentivizes achievement of the Company’s financial goals by tying payouts to Company financial performance, with actual annual incentive compensation payouts depending upon Company and, in certain circumstances, individual performance

•Fosters excellent business performance

•Aligns executive and stockholder interests by linking all or a portion of compensation to the annual performance of the Company

•Attracts and retains executive talent

Long-Term Incentive Compensation (stock options, performance-conditioned equity awards and time-vesting RSUs)
•Target level of long-term incentive compensation provides a market-competitive equity opportunity

•Conditioning certain equity awards upon achievement of multi-year financial performance targets or defined levels of share price appreciation aligns executive pay with stockholder interests

•Time-vesting RSUs promote executive retention

•Aligns executive and stockholder interests by linking a portion of compensation to long-term Company performance

•Fosters excellent business performance that creates value for stockholders

•Attracts and retains executive talent

•Encourages long-term service

Severance and Change of Control Protections
•Severance provisions under employment agreements provide benefits to ease an employee’s transition in the event of an unexpected employment termination by the Company due to changes in the Company’s employment needs

•Change in control provisions under employment agreements and equity incentive plans encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes
•Attracts and retains executive talent •Encourages long-term service
Base Salary

        The base salaries of the Company’s executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer’s responsibilities, experience and contributions and internal equity considerations. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably. In 2019, Mr. Quartieri received a base salary increase of $75,000, from $600,000 to $675,000, and Mr. Winterscheidt received a base salary increase of $37,250, from $437,750 to $475,000. There were no other changes to the named executive officers’ base salaries in 2019.
        Beginning in 2020, in connection with an amendment to his employment agreement, Mr. McHugh’s annual base salary increased by $100,000, from $500,000 to $600,000. For certain base salary reductions implemented in the second quarter of 2020 in response to the coronavirus (COVID-19) outbreak, see “— 2020 Compensation Updates” above.
Annual Incentive Compensation
Annual cash bonuses under the SGICP are based upon (i) the Company’s performance relative to the achievement of financial targets, (ii) each business segment’s performance relative to the achievement of financial targets and (iii) for certain executives, an assessment of the executive’s performance and contribution, including factors not quantitatively measurable by financial results. If the applicable financial performance targets are met or exceeded, participants are eligible to receive SGICP cash bonuses based on a pre-established target percentage of their base salaries, which target percentages for the named executive officers ranged from 50% to 100% of their base salaries.
The Committee reviews the design of the annual incentive compensation plan each year with a view to realizing desired corporate objectives and in light of management’s recommendation as to financial targets and payout structure. In recent years, this review has focused on structuring an annual cash bonus payout scale that the Committee deems appropriate in light of our growth objectives, our commitment to pay down debt and our interest in managing incentive compensation costs. For 2019, the Committee approved an annual cash bonus payout structure under which achievement of targeted financial performance would result in the payout of 75% of a named executive officer’s target bonus opportunity. In general, achievement of 95%, 105% or 110% or greater of financial targets would result in payouts of 25%, 125% and 175%, respectively, of an executive’s target bonus opportunity. The multiplier is applied ratably for achievement between performance levels. Because of the unique nature of its business relative to our other business segments, the payout curve for the Digital business segment differs from that described above, and target payout would occur if 100% of the performance targets were achieved, while achievement of 110% of financial targets would result in a 200% payout. In addition, in connection with the IPO, SciPlay developed its own incentive compensation plans.
Given the rigorous nature of the goals, particularly requiring achievement of 95% of target in order to achieve a threshold payout, and in order to pay competitively and retain talent, the Committee determined that it was appropriate to establish a default minimum payout level of 25%, which the Committee would have the discretion to reduce based on its view of the results and other relevant facts and circumstances. As discussed in more detail below, this discretion was ultimately used to reduce payouts.
This payout structure was approved based on the recommendation of our President and Chief Executive Officer (other than with respect to his own bonus) and in order to competitively reward executives for the achievement of targeted goals. Based on the 2019 annual cash bonus payout structure, the named executive officers had the following bonus opportunities:

Executive	Threshold Annual Bonus Opportunity (% of Base Salary)	Target Annual Bonus Opportunity (% of Base Salary)	Maximum Annual Bonus Opportunity (% of Base Salary)
Mr. Cottle	25%	100%	175%
Mr. Quartieri	19%	75%	131%
Mr. McHugh	19%	75%	131%
Mr. Sottile	19%	75%	131%
Mr. Winterscheidt (1)	13%	50%	88%
________
(1)Because Mr. Winterscheidt’s base salary increased from $437,750 to $475,000 on February 25, 2019, his annual bonus opportunity is based on a blended base salary rate.
For 2019, to align the executives’ bonus opportunities with the Company’s growth objectives, including the generation of free cash flow to pay down debt, the Company (identified in the charts below as “Consolidated”) and Lottery and Gaming business segment financial targets were based on (i) SGICP Revenue, (ii) SGICP AEBITDA and (iii) SGICP EBITDA minus CapEx, each measured relative to pre-approved performance targets. For the Digital business segment, financial targets were based on SGICP Revenue and Cash AEBITDA. A reconciliation of each metric to the applicable GAAP metric is provided in Appendix A. The targets set in 2019 for financial performance for the Company and each business segment, other than SciPlay, which did not impact the payouts for our named executive officers, are shown below.
Consolidated:

		Annual Cash Bonus Payout as Percentage of Target Award
		Threshold 25%	Target 75%	Stretch 125%	Maximum 175%
SGICP Revenue	Target ($ millions)	$3,391	$3,570	$3,748	$3,927
	% of Target	95%	100%	105%	110%
SGICP AEBITDA	Target ($ millions)	$1,394	$1,467	$1,540	$1,614
	% of Target	95%	100%	105%	110%
SGICP EBITDA minus CapEx	Target ($ millions)	$1,056	$1,111	$1,167	$1,222
	% of Target	95%	100%	105%	110%
Gaming:

		Annual Cash Bonus Payout as Percentage of Target Award
		Threshold 25%	Target 75%	Stretch 125%	Maximum 175%
SGICP Revenue	Target ($ millions)	$1,778	$1,871	$1,965	$2,059
	% of Target	95%	100%	105%	110%
SGICP AEBITDA	Target ($ millions)	$900	$947	$995	$1,042
	% of Target	95%	100%	105%	110%
SGICP EBITDA minus CapEx	Target ($ millions)	$704	$741	$778	$815
	% of Target	95%	100%	105%	110%
Lottery:

		Annual Cash Bonus Payout as Percentage of Target Award
		Threshold 25%	Target 75%	Stretch 125%	Maximum 175%
SGICP Revenue	Target ($ millions)	$852	$897	$942	$987
	% of Target	95%	100%	105%	110%
SGICP AEBITDA	Target ($ millions)	$386	$406	$426	$447
	% of Target	95%	100%	105%	110%
SGICP EBITDA minus CapEx	Target ($ millions)	$324	$341	$358	$375
	% of Target	95%	100%	105%	110%
Digital:

		Annual Cash Bonus Payout as Percentage of Target Award
		Threshold 50%	Target 100%	Stretch 150%	Maximum 200%
SGICP Revenue	Target ($ millions)	$287	$302	$317	$332
	% of Target	95%	100%	105%	110%
SGICP cash AEBITDA	Target ($ millions)	$42	$45	$47	$49
	% of Target	95%	100%	105%	110%
For employees with Company-wide responsibilities, which included Messrs. Cottle, Quartieri, Sottile and Winterscheidt, annual cash bonus amounts were determined based on an average of Company performance and the performance of each of the Gaming, Lottery and Digital business segments, as set forth below.

Performance Measure	Level Weighting		Metric Weighting		Overall Weighting
Consolidated SGICP Revenue	25%	×	33.3%	=	8.3%
Consolidated SGICP AEBITDA	25%	×	33.3%	=	8.3%
Consolidated SGICP EBITDA minus CapEx	25%	×	33.3%	=	8.3%
Gaming SGICP Revenue	25%	×	33.3%	=	8.3%
Gaming SGICP AEBITDA	25%	×	33.3%	=	8.3%
Gaming SGICP EBITDA minus CapEx	25%	×	33.3%	=	8.3%
Lottery SGICP Revenue	25%	×	33.3%	=	8.3%
Lottery SGICP AEBITDA	25%	×	33.3%	=	8.3%
Lottery SGICP EBITDA minus CapEx	25%	×	33.3%	=	8.3%
Digital SGICP Revenue	25%	×	33.3%	=	8.3%
Digital SGICP cash AEBITDA	25%	×	66.7%	=	16.6%
For leaders of a business segment, annual cash bonus amounts were determined based on the average of Company performance and the performance of the business segment for which the leader is primarily responsible. Therefore, the weightings of metrics were calculated as follows for Mr. McHugh, our only named executive officer who directly managed the operation of a business segment as the head of the global Lottery business segment:

Performance Measure	Level Weighting		Metric Weighting		Overall Weighting
Consolidated
SGICP Revenue	50%	×	33.3%	=	16.6%
SGICP AEBITDA	50%	×	33.3%	=	16.6%
SGICP EBITDA minus CapEx	50%	×	33.3%	=	16.6%

Lottery Business Segment
SGICP Revenue	50%	×	33.3%	=	16.6%
SGICP AEBITDA	50%	×	33.3%	=	16.6%
SGICP EBITDA minus CapEx	50%	×	33.3%	=	16.6%
Company-Wide Annual Cash Bonus Results
For employees with Company-wide responsibilities, including Messrs. Cottle, Quartieri, Sottile and Winterscheidt, the SGICP results are shown in the table below. Each of the Consolidated, Gaming business segment and Digital business segment results were below the threshold levels, resulting in the minimum funding level of 25.0% of target being applied for each of those metrics. The Lottery business segment partially achieved its financial targets, resulting in a funding level of 31.1% of target. After applying the applicable weightings, each of Messrs. Cottle, Quartieri, Sottile and Winterscheidt would have been entitled to receive a payout percentage at 26.5% of their target annual cash bonus opportunity. However, after assessing overall Company performance in 2019, the Committee, upon the President and Chief Executive Officer’s recommendation for executives other than himself, determined to use its discretion to reduce payouts for each of Messrs. Cottle, Quartieri, Sottile and Winterscheidt to 20.0% of their target annual cash bonus opportunity. In light of the fact that all metrics were still achieved at a level of 88% of target or greater, the Committee determined that some level of annual cash bonus payout was still appropriate.

		2019 ($ millions)
	Weighting	95% Target Achievement (25% Payout)	100% Target Achievement (75% payout)	SGICP Results(1)	Results (% of Target Achievement)	Weighted Payout (% of Target Bonus Opportunity)
Consolidated SGICP Revenue	8.3%	$3,391	$3,570	$3,376	94.6%	2.1% (2)
Consolidated SGICP AEBITDA	8.3%	$1,394	$1,467	$1,334	90.9%	2.1% (2)
Consolidated SGICP EBITDA minus CapEx	8.3%	$1,056	$1,111	$978	88.0%	2.1% (2)
Gaming SGICP Revenue	8.3%	$1,778	$1,871	$1,748	93.4%	2.1% (2)
Gaming SGICP AEBITDA	8.3%	$900	$947	$872	92.0%	2.1% (2)
Gaming SGICP EBITDA minus CapEx	8.3%	$704	$741	$666	89.8%	2.1% (2)
Lottery SGICP Revenue	8.3%	$852	$897	$887	98.9%	4.8%
Lottery SGICP AEBITDA	8.3%	$386	$406	$392	96.5%	1.8%
Lottery SGICP EBITDA minus CapEx	8.3%	$324	$341	$327	95.8%	1.1%
Digital SGICP Revenue	8.3%	$287	$302	$275	91.1%	2.1% (2)
Digital SGICP cash AEBITDA	16.6%	$42	$45	$39	89.5%	4.1% (2)
				Weighted Total:		26.5% (3)
				Actual Payout:		20.0%
_____________

(1)Refer to Appendix A for reconciliation of 2019 SGICP Revenue, SGICP AEBITDA, SGICP EBITDA minus CapEx and Digital business segment SGICP cash AEBITDA, which are non-GAAP financial measures.
(2)Calculated based on a minimum threshold for 2019 SGICP payout set at 25% of an executive’s target bonus opportunity.
(3)Weighted payout calculated based on approved 2019 SGICP. However, due to overall Company performance in 2019, the Committee determined that each of Messrs. Cottle, Quartieri, Sottile and Winterscheidt would receive a reduced payout percentage of 20.0% of their target annual cash bonus opportunity.
Global Lottery Annual Cash Bonus Results
        For Mr. McHugh, who was the head of the global Lottery business segment in 2019, the SGICP results are shown in the table below. As noted above, Consolidated results were below the threshold levels, resulting in a minimum funding level of 25% of target, while Lottery business segment results resulted in a funding level of 31.1% of target. After applying the applicable weightings, Mr. McHugh would have been entitled to receive a payout percentage at 28.1% of his target annual cash bonus opportunity. However, after assessing overall Company performance in 2019, the Committee, upon the President and Chief Executive Officer’s recommendation, determined to use its discretion to reduce the payout for Mr. McHugh to 20.0% of his target annual cash bonus opportunity, similar to the named executive officers with Company-wide responsibilities.

		2019 ($ millions)
	Weighting	95% Target Achievement (25% payout)	100% Target Achievement (75% payout)	SGICP Results(1)	Results (% of Target Achievement)	Weighted Actual Payout (% of Target Bonus Opportunity)
Consolidated
SGICP Revenue	16.6%	$3,391	$3,570	$3,376	94.6%	4.2% (2)
SGICP AEBITDA	16.6%	$1,394	$1,467	$1,334	90.9%	4.2% (2)
SGICP EBITDA minus CapEx	16.6%	$1,056	$1,111	$978	88.0%	4.2% (2)

Global Lottery
SGICP Revenue	16.6%	$852	$897	$887	98.9%	9.6%
SGICP AEBITDA	16.6%	$386	$406	$392	96.5%	3.7%
SGICP EBITDA minus CapEx	16.6%	$324	$341	$327	95.8%	2.2%
				Weighted Total:		28.1% (3)
				Actual Payout:		20.0%
_____________
(1)Refer to Appendix A for reconciliation of 2019 SGICP Revenue, SGICP AEBITDA and SGICP EBITDA minus CapEx, which are non-GAAP financial measures.
(2)Calculated based on a minimum threshold for 2019 SGICP payout set at 25% of an executive’s target bonus opportunity.
(3)Weighted payout calculated based on approved 2019 SGICP. However, due to overall Company performance in 2019, the Committee determined that Mr. McHugh would receive a reduced payout percentage of 20.0% of his target annual cash bonus opportunity.
Summary
In summary, the Committee approved annual cash bonuses for 2019 for the eligible named executive officers as shown below:

Executive	Actual Annual Bonus Award	Award as a % of Target Annual Bonus Opportunity	Award as a % of Base Salary
Mr. Cottle	$350,000	20.0%	20.0%
Mr. Quartieri	$101,250	20.0%	15.0%
Mr. McHugh	$75,000	20.0%	15.0%
Mr. Sottile	$90,000	20.0%	15.0%
Mr. Winterscheidt (1)	$46,784	20.0%	9.8%

(1) Because Mr. Winterscheidt’s base salary increased from $437,750 to $475,000 on February 25, 2019, his annual bonus opportunity is based on a blended base salary rate.
In consideration of the low payout under the SGICP, and to retain our key employees and align their interests with those of our stockholders, the Committee approved grants of retention RSUs to our bonus-eligible employees generally, and specifically granted to certain of our named executive officers a retention RSU award, consisting of 10,101, 9,750, 8,979 and 4,739 RSUs for Messrs. Quartieri, McHugh, Sottile and Winterscheidt, respectively, vesting 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date. Mr. Cottle, our President and Chief Executive Officer, was not awarded a retention RSU award.
Long-Term Incentive Compensation
Annual Equity Awards
The Company’s executive officers generally received annual long-term incentive compensation awards, comprised of time-vesting stock options, performance-conditioned stock options and/or time-vesting RSUs, which link their compensation to the long-term performance of the Company, align their interests with stockholders and encourage long-term service. Under the current equity award opportunity guidelines, eligible executives have a target annual equity award opportunity equal to a designated percentage of their base salary (with the actual award determined on or prior to the grant date, in the discretion of the Committee). Long-term incentive opportunities are the largest component of variable compensation for the executives, which appropriately ties a significant proportion of their compensation to the long-term performance of the business. The target annual equity award opportunities for 2019 are shown below:

Executive	Target Equity Award Opportunity for 2019 (% of Salary)
Mr. Cottle	250%
Mr. Quartieri	125%
Mr. McHugh	125%
Mr. Sottile	95%
Mr. Winterscheidt	70%

In 2019, the Committee awarded Messrs. Cottle, Quartieri, McHugh and Sottile one-third of the value of their annual equity awards in the form of time-vesting stock options, one-third in the form of performance-conditioned stock options and one-third in the form of time-vesting RSUs. Mr. Winterscheidt received his annual equity award solely in the form of time-vesting RSUs. In each case, the grant date fair value or, in the case of the stock options, exercise price, was determined as the average of the high and low selling prices of the Company’s common stock on the trading day immediately prior to the grant date. The vesting of the performance-conditioned stock options is conditioned on the Company achieving

Adjusted EBITDA growth of 10% or more compared to Adjusted EBITDA for the calendar year ended December 31, 2018 on or before the end of fiscal year 2022. Adjusted EBITDA is a non-GAAP financial measure, and is the same as “Consolidated Adjusted EBITDA”, which is reported in our financial results, with reconciliation provided to Consolidated Net Loss in Appendix A. The introduction of the Adjusted EBITDA metric conditions vesting on achievement of a financial goal, instead of a stock price goal as in prior years, which we feel more appropriately aligns the executives’ interests with those of our stockholders, while maintaining an incentive to improve the Company’s stock price by using equity-based awards. Upon satisfaction of the performance condition, the performance-conditioned stock options convert to time-vesting stock options that vest 25% per year on each of March 20, 2020 and the first three anniversaries of March 20, 2020, or the date the Adjusted EBITDA goal is achieved, whichever is later. The Adjusted EBITDA goal has not yet been achieved. The time-vesting stock options and time-vesting RSUs are scheduled to vest in equal annual installments over a period of four years starting March 20, 2020.
Information regarding the 2019 annual equity awards is set forth below:

Executive	Date of Grants	Time-Vesting Stock Options (1)	Vesting Schedule of Time-Vesting Stock Options (2)	Performance-Conditioned Stock Options (1)	Vesting Schedule of Performance-Conditioned Stock Options (3)	Time- Vesting RSUs	Vesting Schedule of Time-Vesting RSUs (2)
Mr. Cottle	03/20/2019	116,109	4 years	116,109	4 years	64,272	4 years
Mr. Quartieri	03/20/2019	22,392	4 years	22,392	4 years	12,395	4 years
Mr. McHugh	03/20/2019	16,587	4 years	16,587	4 years	9,181	4 years
Mr. Sottile	03/20/2019	15,127	4 years	15,127	4 years	8,373	4 years
Mr. Winterscheidt	03/20/2019	—	—	—	—	14,654	4 years
(1) Stock options were granted with an exercise price equal to the average of the high and low prices of our common stock on the trading day immediately prior to the grant date, which was $22.69.
(2) Awards vest in four equal annual installments beginning on March 20, 2020.
(3) Awards vest subject to the Company achieving Adjusted EBITDA growth of 10% or more compared to Adjusted EBITDA for the calendar year ending December 31, 2018 on or before the end of fiscal year 2022, in which case they vest in four equal annual installments on March 20, 2020 and the first three anniversaries thereafter, or the date the Adjusted EBITDA goal is achieved, whichever is later.

Other 2019 Equity Awards
In connection with the IPO, on May 7, 2019, the Company and Mr. Cottle entered into an amendment (the “Cottle Amendment”) to his employment agreement, dated as of May 4, 2018, by and between the Company and Mr. Cottle, to cancel the 2018-2020 LTIP under the employment agreement, a cash-based long-term incentive award with a payout that would have been equal to 8% of the growth in SGICP AEBITDA for the Company’s Social gaming business from 2017-2020 (the “Forfeited Award”). Simultaneously with the Company and Mr. Cottle entering into the Cottle Amendment, SciPlay and Mr. Cottle entered into an agreement (the “Social Award Agreement”) pursuant to which SciPlay granted Mr. Cottle an award of 750,000 performance-conditioned restricted stock units (the “Social Award RSUs”) with respect to shares of SciPlay Class A common stock, with a grant date value equal to approximately $12 million. One-third of the Social Award RSUs will vest based on achievement of SciPlay 2020 fiscal year revenue and two-thirds will vest based on achievement of SciPlay 2020 fiscal year STIP EBITDA, which is a non-GAAP financial measure, with reconciliation provided in Appendix A, with the Social Award RSUs vesting in full if $720 million of SciPlay revenue and $250 million of STIP EBITDA is achieved for SciPlay’s 2020 fiscal year and forfeited in full if threshold goals of $360 million of SciPlay revenue and $100 million of STIP EBITDA are not achieved, and otherwise based on linear interpolation. For purposes of the Social Award

Agreement, SciPlay revenue and STIP EBITDA may be subject to certain customary adjustments, whether positive or negative, as determined by the compensation committee of the board of directors of SciPlay (the “SciPlay Compensation Committee”) to be necessary to reflect the purpose of the award.
The Forfeited Award would have had a cash payout value of $12 million had SGICP EBITDA growth of $150 million been achieved, so that the effect of replacing the Forfeited Award with the Social Award Agreement is to (i) cap the value that may be realized by Mr. Cottle, based on grant date value, at $12 million, the payout of the Forfeited Award under a similar level of achievement, (ii) condition payout on a second financial metric, revenue, and (iii) convert the payment of the award from cash to shares of SciPlay Class A common stock. Because of the conversion of the award to a stock-settled award, we are required to report the grant value of the award in this year’s Summary Compensation Table, even though it is replacing the Forfeited Award, which was granted in 2018 and would have appeared in the 2020 Summary Compensation Table only to the extent it was actually earned.
        In connection with the IPO, SciPlay senior management awarded each of Messrs. Quartieri, Sottile and Winterscheidt a transaction award in order to recognize each of their efforts on behalf of SciPlay and the IPO in the form of SciPlay RSUs that will vest in shares of SciPlay Class A common stock in four equal installments on the first four anniversaries of the closing date of the IPO. Mr. Quartieri received 3,125 SciPlay RSUs and Messrs. Sottile and Winterscheidt each received 6,250 SciPlay RSUs.
        Although the foregoing awards were granted by SciPlay in respect of services provided to SciPlay, under SEC rules we are required to include them in our Summary Compensation Table and related executive compensation disclosure.
Retirement Plans
Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. In 2019, the Company made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions (for a match of up to 3.5% of eligible compensation).

Corporate Governance Policies
Stock Ownership Guidelines
The Committee approved stock ownership guidelines requiring our directors, President and Chief Executive Officer and executive officers who report to our President and Chief Executive Officer to acquire and maintain a meaningful ownership interest in the Company. These guidelines are intended to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of our stockholders. Covered individuals are required to own the lesser of (i) a number of shares of our common stock equal to a specified multiple of annual base salary (or in the case of directors, other than our President and Chief Executive Officer, annual cash retainer for Board service) divided by the preceding 200-day average closing price of such shares and (ii) a fixed number of shares of our common stock. The stock ownership requirement varies based on position, as shown in the table below. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs to be settled in shares and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. Covered individuals will have five years to comply from the date the individual became subject to the policy or to an increased level under the policy. We expect covered individuals who do not meet the ownership requirements to retain at least 50% of the shares of our common stock that vest or are acquired upon exercise of stock options, net of applicable taxes, until the ownership requirements are met.

Job Level	Minimum Required Ownership Interest
President and Chief Executive Officer	Lesser of five times annual base salary and 475,000 shares
Group Chief Executives and Chief Financial Officer	Lesser of two times annual base salary and 70,000 shares
Other Executive Officers Reporting to the President and Chief Executive Officer	Lesser of annual base salary and 25,000 shares
        The following table summarizes the ownership of our named executive officers against these guidelines as of December 31, 2019. All of our current named executive officers are in compliance with our guidelines.

	Lesser Of
Name (1)	Ownership Requirement (# of Shares Based on Multiple of Salary)	Ownership Requirement (# of Shares/ Units)	Current Ownership (# of Shares/ Units)
Mr. Cottle (2)	397,400	475,000	237,993
Mr. Quartieri	61,300	70,000	83,292
Mr. McHugh	45,400	70,000	50.963
Mr. Sottile (3)	54,500	25,000	16,735
        _________
(1)Mr. Winterscheidt is not subject to the guidelines.
(2)Mr. Cottle became subject to the guidelines upon becoming President and Chief Executive Officer of the Company on June 1, 2018 and will have until June 2023 to satisfy the requirements.
(3)Mr. Sottile became subject to the guidelines upon becoming Executive Vice President and Chief Legal Officer of the Company on September 4, 2018 and will have until September 2023 to satisfy the requirements.
Clawback Policy
The Committee and the Board have previously approved a cash and equity compensation “clawback” policy. Under the policy, the Committee may, in its discretion, take any one or more of the following actions in the event of a restatement of our financial statements that the Committee determines was due to an executive’s fraud or gross misconduct:
•cancel the executive’s outstanding incentive compensation awards (defined as annual cash bonus and equity compensation, whether or not vested);
•disqualify the executive from receiving future incentive compensation awards;
•recoup incentive compensation paid or awarded to the executive from and after the date that is one year before the events giving rise to the restatement were discovered; and/or
•recoup the executive’s gains from the sale of shares awarded as incentive compensation or the exercise of stock options from and after the date that is one year before the events giving rise to the restatement were discovered.

The Committee and the Board review and consider updates to this policy from time to time. In addition, to the extent that the SEC adopts final rules for clawback policies that require changes to our policy, we will revise our policy accordingly.
No Hedging Policy
The Committee also approved a policy prohibiting employees, officers and directors from hedging or engaging in similar transactions or similar arrangements designed to protect against declines in the market price of our securities (including the securities of the Company’s affiliates). In particular, employees, officers and directors may not:
•purchase or sell options (e.g., puts, calls and collars) relating to our securities;
•purchase or sell other derivative securities designed to hedge or offset any decrease in the market value of our securities;
•engage in short sales of the Company’s securities, including a “sale against the box”; or
•have standing orders regarding the Company’s securities unless used only for a very brief period of time, except for purchases and sales under a Rule 10b5-1 trading plan that is approved by the Company’s Chief Legal Officer.
Peer Group
As a general matter, the Committee uses compensation data derived from a peer group of companies as a general indicator of relevant market conditions for both executives’ and non-employee directors’ compensation, but does not set specific benchmark targets for total executive or non-employee director compensation or for individual elements of executive or non-employee director compensation.
The Committee, in consultation with its independent consultant, CAP, approved a peer group of 15 companies for fiscal year 2019. The peer group was comprised of Activision Blizzard, Inc., Alliance Data Systems Corporation, Boyd Gaming Corporation, Cadence Design Systems, Inc., Cardtronics plc, Crane Co., Daktronics, Inc., Diebold Nixdorf, Incorporated, Electronic Arts Inc., Everi Holdings Inc., Global Payments Inc., IAC/InterActiveCorp, International Game Technology PLC, Penn National Gaming, Inc. and Take-Two Interactive Software, Inc. As measured following the fourth quarter of fiscal 2019, the Company’s trailing 12-month revenue was at the 43rd percentile of the peer group, while our market capitalization was at the 25th percentile.
Role of Management
The Committee works directly with our Chief Human Resources Officer on our executive compensation program and receives recommendations from the President and Chief Executive Officer regarding the compensation of executive officers, other than with respect to the President and Chief Executive Officer’s own compensation. The Committee has the authority to follow these recommendations or make different determinations in its sole discretion.
Role of Compensation Consultant
The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or other experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has engaged CAP to provide such independent advice, including:

•attending scheduled meetings of the Committee and providing advice and context on matters discussed in the meetings;
•periodically reviewing and recommending updates to our compensation peer group;
•conducting competitive compensation reviews with respect to senior executives and non-employee directors;
•advising on long-term incentive programs generally, as well as on alternatives to historical equity grants;
•advising the Committee on legal and regulatory developments;
•advising on certain policies, including policies relating to stock ownership guidelines, compensation clawbacks and hedging prohibitions;
•advising on the design of annual incentives under the SGICP; and
•assisting in the review of the Company’s compensation policies and practices, with a focus on incentive programs, from a risk management perspective.
CAP generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee’s Chairman or the Committee’s other members outside of meetings. CAP was retained by and reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work, and CAP does not provide any other services to, or receive any other fees from, the Company without the prior approval of the Committee’s Chairman.
In 2019, the Committee reviewed the independence of CAP in light of the criteria set forth in the final rules relating to compensation consultant independence that were issued by the SEC in June 2012. Based on this review, the Committee is satisfied that no conflicts of interest exist that interfere with the independence of CAP, and CAP is fully able to provide to the Committee independent advice regarding executive and non-employee director compensation.
Compensation Program as it Relates to Risk
The Company’s management and the Committee, with the assistance of CAP, periodically review the Company’s compensation policies and practices, focusing particular attention on incentive programs, so as to ensure that they do not encourage excessive risk-taking by the Company’s employees. Specifically, this review includes the SGICP (in which executives generally participate), the Company’s business segment bonus and commission plans (in which other employees participate) and the Company’s long-term incentive plan. As discussed above, the SGICP is generally designed to reward achievement of annual results when measured against performance metrics, whereas the annual equity incentive program is designed to link a portion of compensation to long-term Company performance. Management and the Committee do not believe that the Company’s compensation program creates risks that are reasonably likely to have a material adverse impact on the Company for the following reasons:
•our incentive programs appropriately balance short- and long-term incentives, with a significant percentage of total compensation for the senior executive team provided in the form of incentive compensation focused on the Company’s long-term performance;

•the SGICP uses multiple financial performance metrics that encourage executives and other employees to focus on the overall health of the business rather than on a single financial measure;
•a qualitative assessment of individual performance is generally a component of individual compensation payments;
•annual cash bonuses under the SGICP and business segment plans are capped;
•the Committee approved stock ownership guidelines applicable to senior executives and directors, a clawback policy with respect to cash and equity incentive compensation and a hedging policy prohibiting transactions designed to protect against declines in the market price of our common stock;
•executive officers and certain other key employees with access to material nonpublic information must obtain permission from the Company’s Chief Legal Officer to trade in shares of our common stock, even during an open trading period;
•Board and management processes are in place to oversee risk associated with the SGICP and business segment plans, including periodic business performance reviews by management and regular bonus accrual updates to the Committee; and
•the Company’s risk management processes - including the Company’s enterprise risk management program, Code (and related training), strong ethics and compliance function that includes suitability reviews of customers and other persons and entities with which the Company does business, internal approval processes and legal department review of contracts - mitigate the potential for undue risk-taking.
Employment Agreements; Severance and Change in Control Arrangements
We typically enter into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are generally desirable as a means to attract executive talent, encourage long-term service, obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition, impose restrictive covenants and, where practicable, provide severance and other terms and conditions comparable to those provided to similarly situated executives.

The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive’s transition in the event of an unexpected termination by the Company due to changes in the Company’s employment needs. Severance provisions that are included in the agreements do not generally enhance an employee’s current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.
The employment agreements with our named executive officers generally provide for enhanced severance payments if the named executive officer’s employment is terminated in connection with a change in control (as defined in the applicable employment agreement). The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes, allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security and are not triggered in connection with a change in control unless an executive’s employment is terminated without “cause” or the executive terminates for “good reason” within certain timeframes.
The Company has change in control provisions in the 2003 Plan such that unvested stock options, RSUs and other equity awards would generally accelerate upon a change in control (as defined in the 2003 Plan). These provisions apply to all 2003 Plan participants. The Committee believes that these provisions are appropriate given that an employee’s position could be adversely affected by a change in control even if he or she is not terminated.
Tax Deductibility of Executive Compensation
In implementing the Company’s executive compensation program, the Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which limits a public company’s tax deduction for compensation in excess of $1 million paid to named executive officers. While the Committee generally seeks to take advantage of favorable tax treatment in implementing the Company’s executive compensation program, the Committee’s ability to do so has been greatly reduced under the Tax Cuts and Jobs Act of 2017. As a result, the Committee has authorized compensation that does not qualify for tax deductibility in order to continue to provide a competitive compensation program that is aligned with stockholder interests.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee

Peter A. Cohen, Chairman Paul M. Meister Barry F. Schwartz Kneeland C. Youngblood

Summary Compensation Table

The table below shows the compensation of our President and Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2019. These five individuals are the named executive officers for 2019.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Barry L. Cottle	2019	1,750,000	350,000	13,458,332	2,916,658	—	99,241	18,574,231
President and	2018	1,406,731	—	18,659,996	1,709,970	750,312	85,008	22,612,017
Chief Executive Officer
Michael A. Quartieri	2019	672,115	101,250	331,243	562,488	—	9,120	1,676,216
Executive Vice President,	2018	600,000	—	249,988	499,926	114,750	9,625	1,474,289
Chief Financial Officer, Treasurer and Corporate Secretary	2017	600,000	—	249,998	499,982	449,500	9,450	1,808,930
Patrick J. McHugh	2019	495,720	75,000	208,317	416,666	—	9,302	1,205,005
Executive Vice President,
Group Chief Executive of Lottery
James Sottile	2019	600,000	90,000	289,983	379,990	—	9,800	1,369,773
Executive Vice President and Chief Legal Officer
Michael F. Winterscheidt	2019	467,837	96,784	432,499	—	—	4,881	1,002,001
Senior Vice President and Chief Accounting Officer	2018	432,846	—	297,493	—	55,271	7,860	793,470
________
(1)The amounts in the “salary” column reflect base salary amounts paid during the applicable year to the named executive officers.
(2)The amounts in the “bonus” column for 2019 reflect (i) for all executives, the annual cash incentive paid in respect of 2019, which is treated as a bonus since the amount paid, after taking into account the Committee’s decision to reduce bonus payouts, reflects the Committee’s decision to provide the default minimum funding at 25% of target awards and (ii) for Mr. Winterscheidt only, a one-time cash bonus of $50,000.
(3)The amounts in the “stock awards” column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs granted by the Company was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The fair value of the RSUs granted by SciPlay to Mr. Cottle ($12,000,000), Mr. Quartieri ($50,000), Mr. Sottile ($100,000) and Mr. Winterscheidt ($100,000) was determined by multiplying the number of shares subject to the award by the offering price of SciPlay’s Class A common stock in the IPO. For additional information, see Note 7 to SciPlay’s consolidated financial statements included in SciPlay’s Annual Report on Form 10-K for the year ended December 31, 2019. Although certain awards were granted by SciPlay in respect of services to be provided to SciPlay, in accordance with SEC rules we are required to include the value in our Summary Compensation Table and related executive compensation disclosure.

(4)The amounts in the “option awards” column reflect the aggregate grant date fair value of the stock options awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(5)The amounts in the “non-equity incentive plan compensation” column reflect the annual performance bonuses awarded under the SGICP.

(6)The amounts in the “all other compensation” column for 2019 include the following:

a.Company contributions to the Company’s 401(k) plan for Messrs. Cottle ($9,800), Quartieri ($9,120), McHugh ($9,302), Sottile ($9,800) and Winterscheidt ($4,881).
b.For Mr. Cottle, costs associated with leased office space for him in Los Angeles ($30,400) and with the reimbursement of travel expenses incurred in commuting from our main office to his home in Los Angeles ($59,041).
For earlier years, consisted solely of contributions to the Company’s 401(k) plan, other than for Mr. Cottle, for whom the amount in 2018 also included costs associated with leased office space for him in Los Angeles ($27,800) and with the reimbursement of travel expenses incurred in commuting from our main office to his home in Los Angeles ($47,583).

Grants of Plan-Based Awards for Fiscal Year 2019
The table below provides information regarding the SGICP awards, stock options and RSUs granted to the named executive officers during 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock or Units or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Target
Name	Security	Grant Date	($)	($)	($)	(#)	(#) (3)	(#) (4)	($/Sh) (5)	($) (6)
Barry L. Cottle	—	—	437,500	1,750,000	3,062,500	—	—	—	—	—
	SGMS	3/20/2019	—	—	—	—	64,272	—	—	1,458,332
	SGMS	3/20/2019	—	—	—	116,109	—	—	22.69	1,458,329
	SGMS	3/20/2019	—	—	—	—	—	116,109	22.69	1,458,329
	SCPL	5/07/2019	—	—	—	750,000	—	—	—	12,000,000
Michael A. Quartieri	—	—	126,563	506,250	885,938	—	—	—	—	—
	SGMS	3/20/2019	—	—	—	—	12,395	—	—	281,243
	SGMS	3/20/2019	—	—	—	22,392	—	—	22.69	281,244
	SGMS	3/20/2019	—	—	—	—	—	22,392	22.69	281,244
	SCPL	8/05/2019	—	—	—	—	3,125	—	—	50,000
Patrick J. McHugh	—	—	93,750	375,000	656,250	—	—	—	—	—
	SGMS	3/20/2019	—	—	—	—	9,181	—	—	208,317
	SGMS	3/20/2019	—	—	—	16,587	—	—	22.69	208,333
	SGMS	3/20/2019	—	—	—	—	—	16,587	22.69	208,333
James Sottile	—	—	112,500	450,000	787,500	—	—	—	—	—
	SGMS	3/20/2019	—	—	—	—	8,373	—	—	189,983
	SGMS	3/20/2019	—	—	—	15,127	—	—	22.69	189,995
	SGMS	3/20/2019	—	—	—	—	—	15,127	22.69	189,995
	SCPL	8/05/2019	—	—	—	—	6,250	—	—	100,000
Michael F.	—	—	58,480	233,919	409,358	—	—	—	—	—
Winterscheidt	SGMS	3/20/2019	—	—	—	—	14,654	—	—	332,499
	SCPL	8/05/2019	—	—	—	—	6,250	—	—	100,000
_________

(1) The amounts shown under the “estimated future payouts under non-equity incentive plan awards” column represent the performance-based component of the annual cash bonus opportunity approved for 2019 for each of the named executive officers.
(2) The amounts shown under the “estimated future payouts under equity incentive plan awards” column include the award of performance-conditioned stock options granted under the 2003 Plan based upon each named executive officer’s equity award opportunity for 2019. The stock options vest in equal installments over four years contingent on satisfaction of the Adjusted EBITDA goal. For additional information regarding these awards, see “Compensation Discussion and Analysis — Objectives and Components of Compensation Program— Long-Term Incentive Compensation — Annual Equity Awards”. In the case of Mr. Cottle, the amounts shown in this column also include the Social Award RSUs. One-third of the Social Award RSUs will vest based on achievement of a revenue metric and two-thirds will vest based on achievement of an EBITDA metric. For additional information regarding the Social Award RSUs, see “Compensation Discussion and Analysis – Objectives and Components of Compensation Program – Long-Term Incentive Compensation – Other 2019 Equity Awards.”

(3) The amounts shown under the “all other stock awards” column reflect, with respect to awards that settle in Company stock, annual grants of time-vesting RSU awards that vest in four equal installments on each of March 20, 2020 and the first three anniversaries of that date. For additional information regarding these awards, see “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Long-Term Incentive Compensation — Annual Equity Awards.” In the case of Messrs. Quartieri, Sottile and Winterscheidt, the amounts shown in this column also include grants of time-vesting RSUs granted by SciPlay that vest in shares of SciPlay Class A common stock in four equal installments on each of May 7, 2020 and the first three anniversaries of that date. For additional information regarding these awards, see “Compensation Discussion and Analysis – Objectives and Components of Compensation Program – Long-Term Incentive Compensation – Other 2019 Equity Awards.”

(4) The amounts shown under the “all other option awards” column reflect annual grants of stock options that vest in four equal installments on each of March 20, 2020 and the first three anniversaries of that date. For additional information regarding these awards, see “Compensation Discussion and Analysis — Objectives and Components of Compensation Program— Long-Term Incentive Compensation — Annual Equity Awards.”
(5) The exercise price shown under the “exercise or base price of option awards” column represents the market value of our common stock on the grant date (which was calculated based on the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date).
(6) The amounts shown as the “grant date fair value” of the awards were computed in accordance with FASB ASC Topic 718. In the case of RSUs granted by the Company, the fair value was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. In the case of stock options, the fair value of the stock options is estimated on the grant date using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. In the case of RSUs granted by SciPlay, the fair value was determined by multiplying the number of shares subject to the award by the offering price of SciPlay’s Class A common stock in the IPO. For additional information, see Note 7 to SciPlay’s consolidated financial statements included in SciPlay’s Annual Report on Form 10-K for the year ended December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2019.

			Option Awards					Stock Awards
Name	Security	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Barry L. Cottle	SGMS	06/01/2018	7,103(2)	21,312(2)	—	59.35	05/31/2028	—	—	—	—
	SGMS	06/01/2018	—	—	28,415(3)	59.35	05/31/2028	—	—	—	—
	SGMS	06/01/2018	—	—	—	—	—	—	—	200,000(4)	5,356,000
	SGMS	06/01/2018	—	—	—	—	—	66,667(5)	1,785,342	—	—
	SGMS	06/01/2018	—	—	—	—	—	10,805(6)	289,358	—	—
	SGMS	03/20/2019	—	116,109(7)	—	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	116,109(8)	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	—	—	—	64,272(9)	1,721,204	—	—
	SCPL	05/07/2019	—	—	—	—	—	—	—	750,000(10)	9,217,500
Michael A. Quartieri	SGMS	06/21/2016	38,421(11)	12,808(11)	—	9.65	06/20/2026	—	—	—	—
	SGMS	06/21/2016	38,421(12)	12,808(12)	—	9.65	06/20/2026	—	—	—	—
	SGMS	06/21/2016	—	—	—	—	—	6,477(13)	173,454	—	—
	SGMS	03/09/2017	11,436(14)	11,436(14)	—	21.60	03/08/2027	—	—	—	—
	SGMS	03/09/2017	11,436(15)	11,436(15)	—	21.60	03/08/2027	—	—	—	—
	SGMS	03/09/2017	—	—	—	—	—	5,787(16)	154,976	—	—
	SGMS	03/30/2018	3,006(17)	9,019(17)	—	41.13	03/29/2028	—	—	—	—
	SGMS	03/30/2018	3,006(18)	9,019(18)	—	41.13	03/29/2028	—	—	—	—
	SGMS	03/30/2018	—	—	—	—	—	4,559(19)	122,090	—	—
	SGMS	03/20/2019	—	22,392(7)	—	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	22,392(8)	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	—	—	—	12,395(9)	331,938	—	—
	SCPL	08/05/2019	—	—	—	—	—	3,125(20)	38,406
Patrick J. McHugh	SGMS	03/20/2014	1,276(21)	—	—	16.03	03/20/2024	—	—	—	—
	SGMS	06/21/2016	—	—	—	—	—	6,347(13)	169,973	—	—
	SGMS	03/09/2017	—	—	—	—	—	5,671(16)	151,869	—	—
	SGMS	03/30/2018	—	—	—	—	—	4,818(19)	129,026	—	—
	SGMS	05/07/2018	—	—	—	—	—	14,605(22)	391,122	—	—
	SGMS	03/20/2019	—	16,587(7)	—	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	16,587(8)	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	—	—	—	9,181(9)	245,867	—	—
James Sottile	SGMS	09/04/2018	1,251(17)	3,755(17)	—	30.33	09/03/2028	—	—	—	—
	SGMS	09/04/2018	—	—	5,006(23)	30.33	09/03/2028	—	—	—	—
	SGMS	09/04/2018	—	—	—	—	—	2,016(19)	53,988	—	—
	SGMS	09/04/2018	—	—	—	—	—	4,396(24)	117,725	—	—

	SGMS	03/20/2019	—	15,127(7)	—	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	15,127(8)	22.69	03/20/2029	—	—	—	—
	SGMS	03/20/2019	—	—	—	—	—	8,373(9)	224,229	—	—
	SCPL	08/05/2019	—	—	—	—	—	6,250(20)	76,813	—	—
Michael F.	SGMS	07/11/2016	—	—	—	—	—	2,500(25)	66,950	—	—
Winterscheidt	SGMS	03/09/2017	—	—	—	—	—	6,887(16)	184,434	—	—
	SGMS	03/30/2018	—	—	—	—	—	5,425(19)	145,282	—	—
	SGMS	03/20/2019	—	—	—	—	—	14,654(9)	392,434	—	—
	SCPL	08/05/2019	—	—	—	—	—	6,250(20)	76,813	—	—
_________
(1) The value shown was calculated, in the case of awards of RSUs granted by the Company, by multiplying the number of RSUs by the closing price of our common stock on December 31, 2019 ($26.78). In the case of RSUs granted by SciPlay, the value shown was calculated by multiplying the number of RSUs by the closing price of SciPlay’s Class A common stock on December 31, 2019 ($12.29).
(2) These stock options were awarded with a four-year vesting schedule. The first installment vested and became exercisable on June 1, 2019. The balance is scheduled to vest in three installments beginning on June 1, 2020.
(3) These stock options were scheduled to become exercisable in four equal annual installments beginning on June 1, 2019, subject to the Company’s 60-trading day average closing price of the Company’s common stock meeting or exceeding 120% of the strike price of the stock options prior to June 1, 2022. The stock price hurdle has not yet been achieved, and therefore all options remain unvested.
(4) These RSUs, granted to Mr. Cottle as part of his appointment as President and Chief Executive Officer, are scheduled to cliff vest at the end of a three-year performance period from June 1, 2018 to May 31, 2021, contingent upon the achievement of defined levels of Adjusted EBITDA improvement over such three-year period, with 25% vesting upon achievement of Adjusted EBITDA of $1.5 million, 50% vesting upon achievement of Adjusted EBITDA of $1.6 million and 100% vesting upon the achievement of Adjusted EBITDA of $1.7 million (the “Performance-Conditioned Special RSUs”).
(5) These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on June 1, 2019. The RSUs shown in the table are scheduled to vest in two installments beginning on June 1, 2020.
(6) These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first installment vested on June 1, 2019. The RSUs shown in the table are scheduled to vest in three installments beginning on June 1, 2020.
(7) These stock options are scheduled to become exercisable in four annual installments beginning on March 20, 2020.
(8) These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2020, subject to the Company’s achievement of the Adjusted EBITDA goal. The Adjusted EBITDA goal has not yet been achieved, and therefore all options remain unvested.
(9) These RSUs are scheduled to vest in four equal annual installments beginning on March 20, 2020.
(10) The Social Award RSUs are scheduled to cliff vest at the end of 2020, contingent upon the achievement of defined levels of SciPlay revenue and STIP AEBITDA for SciPlay’s 2020 fiscal year.
(11) These stock options were awarded with a four-year vesting schedule. The first, second and third installments vested and became exercisable on each of March 20, 2017, March 20, 2018 and March 20, 2019. The balance is scheduled to vest on March 20, 2020.
(12) These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2017, conditioned on the Company’s common stock attaining a defined stock price hurdle on or before March 20, 2020. The stock price hurdle was achieved on February 2, 2017, and, therefore, the first, second and third installments vested and became exercisable on each of March 20, 2017, March 20, 2018 and March 20, 2019. The balance is scheduled to vest on March 20, 2020.

(13) These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first, second and third installments vested on each of March 20, 2017, March 20, 2018 and March 20, 2019. The RSUs shown in the table are scheduled to vest on March 20, 2020.
(14) These stock options were awarded with a four-year vesting schedule. The first and second installments vested and became exercisable on each of March 20, 2018 and March 20, 2019. The balance is scheduled to vest in two annual installments beginning on March 20, 2020.
(15) These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2018, conditioned on the Company’s common stock attaining a defined stock price hurdle on or prior to March 20, 2021. The stock price hurdle was achieved on August 11, 2017, and, therefore, the first and second installments vested and became exercisable on the first and second anniversaries of the date of grant. The balance is scheduled to vest in two installments on the third and fourth anniversaries of the date of grant.
(16) These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first and second installments vested on each of March 20, 2018 and March 20, 2019, and the RSUs shown in the table are scheduled to vest in two annual installments beginning on March 20, 2020.
(17) These stock options were awarded with a four-year vesting schedule. The first installment vested and became exercisable on March 20, 2019. The balance is scheduled to vest in three annual installments beginning on March 20, 2020.
(18) These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2019, subject to the 60-trading day average closing price of the Company’s common stock meeting or exceeding 120% of the strike price of the stock options prior to March 20, 2022. The performance goal with respect to these stock options was achieved on June 25, 2018, and, therefore, the first installment vested and became exercisable on the first anniversary of the date of grant. The balance is scheduled to vest in three installments on the second, third and fourth anniversaries of the date of grant.
(19) These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first installment vested on March 20, 2019. The RSUs shown in the table are scheduled to vest in three installments on each of March 20, 2020, March 20, 2021 and March 20, 2022.
(20) These RSUs are scheduled to vest in four annual installments beginning on May 7, 2020 and will settle in shares of SciPlay Class A common stock.
(21) These stock options were awarded with a four-year vesting schedule. All options have vested.
(22) These RSUs are part of a grant that was awarded with a two-year vesting schedule. The first installment of 4,868 RSUs is scheduled to vest on May 7, 2020 and the remaining 9,737 RSUs are scheduled to vest on May 7, 2021.
(23) These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2019, subject to the 60-trading day average closing price of the Company’s common stock meeting or exceeding 120% of the strike price of the stock options prior to March 20, 2022. The stock price hurdle has not yet been achieved, and therefore all options remain unvested.
(24) These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on August 31, 2019. The RSUs shown in the table are scheduled to vest in two installments beginning on August 31, 2020.
(25) These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first, second and third installments vested on each of July 11, 2017, July 11, 2018 and July 11, 2019. The RSUs shown in the table are scheduled to vest on July 11, 2020.

Option Exercises and Stock Vested for Fiscal Year 2019
The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Barry L. Cottle	—	—	36,934	687,526
Michael A. Quartieri	—	—	16,970	420,380
Patrick J. McHugh	—	—	14,797	329,871
James Sottile	—	—	2,869	55,525
Michael F. Winterscheidt	—	—	7,751	169,508
_________
(1) Value based on the average of the high and low sale prices of our common stock as of the trading day immediately prior to the date upon which the RSUs vested.
Potential Payments Upon Termination or Change in Control
For the named executive officers in 2019, the information below describes and quantifies certain compensation that would become payable pursuant to the terms of their employment agreements and their equity award agreements under the various termination events described below. In each case, the applicable agreements were the result of arm’s length negotiations and were approved by the Committee and/or the Board.
Employment Agreements and Equity Award Agreements with Named Executive Officers. The following disclosure applies to the named executive officers. Other than for Mr. Winterscheidt, each named executive officer’s employment agreement in effect during 2019 provided that if his employment was terminated by the Company without “cause” or by him for “good reason” (as such terms are defined in the applicable agreement) (a “Qualifying Termination”), the executive would have been entitled to receive (i) a pro rata bonus for the year of termination, (ii) an amount equal to the sum of his base salary and Severance Bonus Amount (as defined below), payable over a period of 12 months, and (iii) payment of COBRA premiums for up to 12 months if the executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA (collectively, the “Qualifying Termination Payments”). If a Qualifying Termination occurred upon or within one year after a “change in control” (as such term is defined in the applicable agreement), then for each such named executive officer other than Messrs. McHugh and Sottile, the amount described in clause (ii) of the Qualifying Termination Payments would have been multiplied by two and payable in a lump sum if permitted under Section 409A of the Internal Revenue Code, otherwise, over a period of 24 months. An executive’s “Severance Bonus Amount” is equal to the highest annual incentive compensation paid to him in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year, except that, for Mr. Sottile, if the Qualifying Termination had occurred in 2019, such amount would have been his target bonus for 2019. In the case of Mr. Winterscheidt, in accordance with the terms of his employment agreement in effect during 2019, upon a Qualifying Termination, he would have been entitled to receive an amount equal to the sum of his base salary payable over a period of 12 months.

In the event of the death of a named executive officer, his beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of his for which the Company pays premiums. In the event of the termination of a named executive officer due to his “total disability” (as such term is defined in the applicable agreement), such named executive officer would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company.
Upon a Qualifying Termination occurring on December 31, 2019, Mr. Cottle would have remained eligible to receive a pro-rated portion of the 200,000 Performance-Conditioned Special RSUs granted to him as part of his appointment as President and Chief Executive Officer, vesting based on the Company’s achievement of certain Adjusted EBITDA targets described above in footnote (4) to the Outstanding Equity Awards at Fiscal Year End Table (measured as of the 12-month period ending at the last completed calendar quarter).
In addition, the Social Award Agreement provides that, in the event Mr. Cottle’s employment with the Company and SciPlay is terminated without “Cause” or for “Good Reason” (each, as defined in the Social Award Agreement), Mr. Cottle would remain eligible to fully vest in the Social Award RSUs, based on actual performance achieved. In the event of a “change in control” of SciPlay (as defined in the SciPlay Long-Term Incentive Plan, which, as long as the Company remains a majority stockholder of SciPlay in respect of voting rights, includes a “change in control” of the Company, as defined in the 2003 Plan), the Social Award RSUs would vest based on the level of performance determined by the SciPlay Compensation Committee, provided that, if Mr. Cottle’s employment with SciPlay had terminated without Cause or for Good Reason prior to such change in control, the Social Award RSUs would vest at target (regardless of whether or not Mr. Cottle’s employment with the Company is terminated).
In 2019, upon a Qualifying Termination, Mr. Quartieri would have vested in full in any equity awards held immediately prior to termination which were granted prior to January 1, 2019. In the case of a “change in control” (as defined in the 2003 Plan or SciPlay’s Long-Term Incentive Plan, as applicable), all outstanding equity awards, including those held by a named executive officer, would generally vest upon such change in control.
Under the terms of our and SciPlay’s standard equity award agreements, unvested stock options and RSUs held by an employee (including a named executive officer), other than the Social Award RSUs, would generally vest upon the termination of such employee’s employment by reason of death or “disability” (as such term is defined in the applicable agreement).
In the event of a termination of employment in connection with the expiration of the term of his employment agreement on December 31, 2019, following the Company’s failure to renew the term, each of Messrs. Quartieri, McHugh and Sottile would have been entitled to receive a severance payment equal to his annual base salary, a pro rata bonus for the year of termination in the case of Messrs. Quartieri and Sottile, or a full year’s bonus for the year of termination in the case of Mr. McHugh, and payment of COBRA premiums for up to 12 months if the executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA. Mr. Quartieri would have also been entitled to the equity vesting described above.
In the event that the payments and benefits provided to Mr. Cottle in connection with a change in control were subject to the excise tax under Section 4999 of the Internal Revenue Code, his employment agreement provides for a “best net” cutback, such that Mr. Cottle would have received either the full amount of such payments and benefits or payments and benefits with a value equal to one dollar less than the threshold that would subject Mr. Cottle to such excise tax, whichever would have resulted in a greater after-tax amount. The employment agreements with each of Messrs. Quartieri, McHugh and Sottile provide that if the executive’s payments and benefits would have been subject to such excise tax, they would have been reduced to the greatest amount that would have avoided such excise tax.
Each employment agreement also contains, among other things, covenants imposing on the named executive officer certain obligations with respect to confidentiality and proprietary information and restricting his ability to engage in certain activities in competition with the Company during the term of his employment and for a period of 12 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under the Company’s “clawback” policy, described above under “Compensation Discussion and Analysis — Corporate Governance Policies — Clawback Policy”.
        The amounts described below are estimates, and the actual amounts to be paid can only be determined at the time of the executive’s separation. The amounts described below would be in addition to amounts the individual would receive in respect of previously earned amounts, such as balances under the 401(k) plan and previously vested equity or bonus awards, as to which neither the named executive officer’s employment agreement nor the plans provide for enhanced benefits or payments upon termination. The values shown below for equity awards that would have accelerated had the specified termination event occurred on the last day of the year were calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock or SciPlay’s Class A common stock, as applicable, on the last trading day of the year, which was $26.78 and $12.29, respectively (and, in the case of stock options, reducing the value, but not below zero, by the exercise price for such options).

Mr. Cottle
The following describes the estimated amounts Mr. Cottle would have received if the termination event specified occurred on December 31, 2019:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$1,750,000(b)	$3,500,000(c)	—	—
Severance Bonus Amount	—	—	$750,312(b)(d)	$1,500,624(e)	—	—
Bonus for Year of Termination	—	—	$350,000(f)	$350,000(f)	—	—
Total Cash Payments	—	—	$2,850,312	$5,350,624	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$25,970(b)(g)	$25,970 (b)(g)	$3,500,000(g)	—
Total Benefits & Perquisites	—	—	$25,970	$25,970	$3,500,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated SGMS Options	—	—	—	$949,772(h)	$949,772(h)	$949,772(h)
Value of Accelerated SGMS RSUs	—	—	$2,829,493(h)	$9,151,904(h)	$9,151,904(h)	$9,151,904(h)
Value of Accelerated SCPL RSUs	—	—	$9,217,500(i)	$9,217,500(i)	—	—
Total Value of Accelerated Equity Awards	—	—	$12,046,993	$19,319,176	$10,101,676	$10,101,676
Total Value of Payments and Benefits	—	—	$14,923,275	$24,695,770	$13,601,676	$10,101,676
_________
(a) Qualifying Termination upon or within one year immediately following a change in control.
(b) Paid over 12 months.
(c) Amount reflects two times base salary. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.
(d) Amount reflects Severance Bonus Amount. Amount shown is actual 2018 bonus.
(e) Amount reflects two times Severance Bonus Amount. Amount shown is two times actual 2018 bonus. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.
(f) Amount reflects pro-rata bonus that would have been received for year of termination (amount shown is actual 2019 bonus). Paid in a lump sum.
(g) Amount reflects the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.
(h) In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of a pro-rata portion of the Performance-Conditioned Special RSUs, assuming achievement of the applicable performance criteria at “target” levels. In the case of a change in control or termination due to death or disability, reflects full vesting of all Scientific Games equity awards upon the change in control or applicable termination event (assuming achievement of all applicable performance criteria at “target” levels).
(i) Reflects vesting of Social Award RSUs, assuming achievement of the applicable performance criteria at “target” levels.

Mr. Quartieri
The following describes the estimated amounts Mr. Quartieri would have received if the termination event specified occurred on December 31, 2019:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$675,000(b)	$1,350,000(c)	—	—
Severance Bonus Amount	—	—	$114,750(b)(d)	$229,500(e)	—	—
Bonus for Year of Termination	—	—	$101,250(f)	$101,250(f)	—	—
Total Cash Payments	—	—	$891,000	$1,680,750	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$25,970 (b)(g)	$25,970 (b)(g)	$1,350,000(g)	—
Total Benefits & Perquisites	—	—	$25,970	$25,970	$1,350,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated SGMS Options	—	—	$557,279(h)	$740,446(h)	$740,446(h)	$740,446(h)
Value of Accelerated SGMS RSUs	—	—	$450,520(h)	$782,458(h)	$782,458(h)	$782,458(h)
Value of Accelerated SCPL RSUs	—	—	—	$38,406(i)	$38,406(i)	$38,406(i)
Total Value of Accelerated Equity Awards	—	—	$1,007,799	$1,561,310	$1,561,310	$1,561,310
Total Value of Payments and Benefits	—	—	$1,924,769	$3,268, 030	$2,911,310	$1,561,310
_________
(a) Qualifying Termination upon or within one year immediately following a change in control.
(b) Paid over 12 months.
(c) Amount reflects two times base salary. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.
(d) Amount reflects Severance Bonus Amount. Amount shown is actual 2018 bonus.
(e) Amount reflects two times Severance Bonus Amount. Amount shown is two times actual 2018 bonus. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.
(f) Amount reflects pro-rata bonus that would have been received for year of termination (amount shown is actual 2019 bonus). Paid in a lump sum.
(g) Amount reflects the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.
(h) In the case of a termination without cause or for good reason, reflects vesting of all Scientific Games equity awards granted prior to January 1, 2019. In the case of a change in control or termination due to death or disability, reflects full vesting of all Scientific Games equity awards upon the applicable termination event.
(i) Reflects full vesting of SciPlay RSUs upon termination due to death or disability or, in the case of a change in control, upon the change in control.
Mr. McHugh

The following describes the estimated amounts Mr. McHugh would have received if the termination event specified occurred on December 31, 2019:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$500,000(b)	$500,000(b)	—	—
Severance Bonus Amount	—	—	$131,573(b)(c)	$131,573(b)(c)	—	—
Bonus for Year of Termination	—	—	$75,000(d)	$75,000(d)	—	—
Total Cash Payments	—	—	$706,573	$706,573	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$25,970 (b)(e)	$25,970 (b)(e)	$1,000,000(e)	—
Total Benefits & Perquisites	—	—	$25,970	$25,970	$1,000,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated SGMS Options	—	—	—	$135,682(f)	$135,682(f)	$135,682(f)
Value of Accelerated SGMS RSUs	—	—	—	$1,087,857(f)	$1,087,857(f)	$1,087,857(f)
Value of Accelerated SCPL RSUs	—	—	—	—	—	—
Total Value of Accelerated Equity Awards	—	—	—	$1,223,539	$1,223,539	$1,223,539
Total Value of Payments and Benefits	—	—	$732,543	$1,956,082	$2,223,539	$1,223,539
_________
(a) Qualifying Termination upon or within one year immediately following a change in control.
(b) Paid over 12 months.
(c) Amount reflects Severance Bonus Amount. Amount shown is actual 2018 bonus.
(d) Amount reflects pro-rata bonus that would have been received for year of termination (amount shown is actual 2019 bonus). Paid in a lump sum.
(e) Amount reflects the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.
(f) Reflects full vesting of Scientific Games equity awards upon termination due to death or disability or, in the case of a change in control, upon the change in control.

Mr. Sottile
The following describes the estimated amounts Mr. Sottile would have received if the termination event specified occurred on December 31, 2019:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$600,000(b)	$600,000(b)	—	—
Severance Bonus Amount	—	—	$450,000(b)(c)	$450,000(b)(c)	—	—
Bonus for Year of Termination	—	—	$90,000(d)	$90,000(d)	—	—
Total Cash Payments	—	—	$1,140,000	$1,140,000	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$10,119(b)(e)	$10,119 (b)(e)	$1,200,000(e)	—
Total Benefits & Perquisites	—	—	$10,119	$10,119	$1,200,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated SGMS Options	—	—	—	$123,739(f)	$123,739(f)	$123,739(f)
Value of Accelerated SGMS RSUs	—	—	—	$395,942(f)	$395,942(f)	$395,942(f)
Value of Accelerated SCPL RSUs	—	—	—	$76,813(f)	$76,813(f)	$76,813(f)
Total Value of Accelerated Equity Awards	—	—	—	$596,494	$596,494	$596,494
Total Value of Payments and Benefits	—	—	$1,150,119	$1,746,613	$1,796,494	$596,494
_________
(a) Qualifying Termination upon or within one year immediately following a change in control.
(b) Paid over 12 months.
(c) Amount reflects Severance Bonus Amount. Amount shown is target 2019 bonus.
(d) Amount reflects pro-rata bonus that would have been received for year of termination (amount shown is actual 2019 bonus). Paid in a lump sum.
(e) Amount reflects the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.
(f) Reflects full vesting of Scientific Games and SciPlay equity awards upon termination due to death or disability or, in the case of a change in control, upon the change in control.

Mr. Winterscheidt
The following describes the estimated amounts Mr. Winterscheidt would have received if the termination event specified occurred on December 31, 2019:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$475,000(b)	$475,000(b)	—	—
Severance Bonus Amount	—	—	—	—	—	—
Bonus for Year of Termination	—	—	—	—	—	—
Total Cash Payments	—	—	$475,000	$475,000	—	—
Benefits & Perquisites					—
Health and Welfare Benefits	—	—	—	—	$950,000(c)	—
Total Benefits & Perquisites	—	—	—	—	$950,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated SGMS Options	—	—	—	—	—	—
Value of Accelerated SGMS RSUs	—	—	—	$789,099(d)	$789,099(d)	$789,099(d)
Value of Accelerated SCPL RSUs	—	—	—	$76,813(d)	$76,813(d)	$76,813(d)
Total Value of Accelerated Equity Awards	—	—	—	$865,912	$865,912	$865,912
Total Value of Payments and Benefits	—	—	$475,000	$1,340,912	$1,815,912	$865,912
_________
(a) Qualifying Termination upon or within one year immediately following a change in control.
(b) Paid over 12 months.
(c) Amount reflects, in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.
(d) Reflects full vesting of Scientific Games and SciPlay RSUs upon termination due to death or disability or, in the case of a change in control, upon the change in control.

Pay Ratio Disclosure

        Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide the ratio of the annual total compensation of Mr. Cottle, the Company’s President and Chief Executive Officer, to the annual total compensation of the median employee of the Company and its consolidated subsidiaries (the “Pay Ratio Disclosure”). The pay ratio included in this Pay Ratio Disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For 2019, the estimated annual total compensation of the median employee of the Company and its consolidated subsidiaries (other than the President and Chief Executive Officer) was $59,017. Mr. Cottle’s annual total compensation for 2019 was $18,574,231, as detailed in the Summary Compensation Table and its accompanying footnotes. Based on this information, the ratio of the compensation of the President and Chief Executive Officer to the annual total compensation of the median employee was 315 to 1 in 2019.
For purposes of our 2018 proxy statement, the first one in which we were required to provide pay ratio disclosure, we identified the median employee by collecting payroll data globally for those individuals identified as employees as of November 30, 2017, whether on a full-time, part-time, temporary or seasonal basis, and used reasonable estimates to remove those individuals who were not active employees on November 30, 2017. Out of our resulting total of 8,471 employees, 4,705 were employed in the United States and 3,766 were employed in foreign jurisdictions. We excluded a total of 426 employees from 13 countries under the de minimis exemption: Chile (133), China (70), France (42), Greece (1), Iceland (1), Ireland (29), Mexico (41), New Zealand (4), Panama (16), Singapore (15), Spain (54), Sweden (17) and Ukraine (3). Therefore, for purposes of determining our median employee at the time, we used a total of 4,705 U.S. employees and 3,340 non-U.S. employees. We also applied exchange rates in effect on November 30, 2017 to convert all international currencies into U.S. dollars and used total cash compensation, including base salary, annual bonus (paid in 2017), overtime and other forms of supplemental cash paid for the 11-month period ending on November 30, 2017, as our consistently applied compensation measure. We then selected our median employee based on this metric from the employee pool resulting from the process described above.
In 2019, our median employee terminated employment with us, and believing that this would result in a significant change in our pay ratio disclosure, we chose, as permitted under applicable SEC regulations, to use another employee whose compensation was substantially similar to that of our original median employee, based on the consistently applied compensation measure described above, as our median employee for purposes of this year’s pay ratio disclosure.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the shares of our common stock that may be issued upon the exercise of stock options, warrants and other stock rights under all of our equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,775,141	$23.41	7,195,732 (1)
Equity compensation plans not approved by security holders (2)	400,000	$0	69,157
Total	4,175,141	$23.41	7,264,889
__________
(1) The “Equity compensation plans approved by security holders” includes 5,436,719 shares of common stock that may be issued under the 2003 Plan and 1,759,013 shares of common stock that may be issued under the Company’s 2016 Employee Stock Purchase Plan.
(2) The “Equity compensation plans not approved by security holders” consist of (a) an employment inducement equity awards of 400,000 RSUs granted during 2016 and (b) our 1995 Equity Incentive Plan (discussed below).
(3) The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of RSUs which have no exercise price. At December 31, 2019, there was a total of 2,476,852 shares subject to RSUs which were outstanding under the 2003 Plan. Had those RSUs been included in calculating the weighted average exercise price (treating them in effect as options with an exercise price of $0), the weighted average exercise price for awards under security holder-approved plans would have been $8.05, the weighted average exercise price for awards under non-security holder-approved plans would have been $0, and the weighted average exercise price for all outstanding awards would have been $7.28.

Inducement Equity Awards.    At December 31, 2019, 400,000 RSUs granted during 2016 under an employment inducement award agreement to a then-newly hired employee remained outstanding.
1995 Equity Incentive Plan.    The 1995 Equity Incentive Plan (the “1995 Plan”), which was originally adopted by our Board in May 1995, authorizes grants of non-qualified options, deferred stock and other stock-related awards to employees who are not executive officers or directors. As of December 31, 2019, no shares were subject to outstanding awards under the 1995 Plan and 69,157 shares remained available for grant under the 1995 Plan. The 1995 Plan is administered by the Compensation Committee, which is authorized to select the participants, determine the type of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable, set other terms and conditions of such awards, interpret and specify rules and regulations relating to the 1995 Plan and make all other determinations that may be necessary or advisable for the administration of the 1995 Plan. The Board may amend, suspend, discontinue or terminate the 1995 Plan or the Compensation Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the NASDAQ Stock Market rules which would require stockholder approval for material modifications of the 1995 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has written policies and procedures relating to related person transactions. The Audit Committee, with assistance from the Chief Legal Officer, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements under Item 404 of Regulation S-K (each a “Related Party Transaction”), including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company’s policy is not to enter into a Related Party Transaction unless both the Audit Committee and the Board approve the transaction as specified in the Audit Committee’s charter. Other transactions with related persons as well as certain material changes in previously approved relationships may also require legal department or compliance department approval under our policies and procedures.
Douglas Albregts served as our Executive Vice President and Group Chief Executive, Gaming between June 2018 and February 2019. Following his termination, on February 19, 2019, Mr. Albregts commenced an arbitration action against us relating to his employment agreement, to which we answered on April 8, 2019. On June 3, 2019, we entered into a settlement agreement with Mr. Albregts, under which we agreed to provide Mr. Albregts with a one-time payment of $880,000 in exchange for his agreeing to a release of all claims or actions against the Company, including those underlying the arbitration claims. The payment was made to Mr. Albregts on June 6, 2019.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote to approve the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. In 2017, the Board considered the recommendation of stockholders and determined to conduct an annual say-on-pay vote until the next required advisory vote on the frequency of say-on-pay votes. Accordingly, the next say-on-pay vote is expected to occur at our 2021 annual meeting of stockholders.
The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the long-term interests of our stockholders.

Highlights of our executive compensation program include:

•At-risk pay.  Executive pay is substantially at-risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that depend on achievement of pre-approved financial targets.
•SGICP cash bonus program reviewed annually; payouts based on rigorous financial performance targets.  The Compensation Committee reviews the bonus program design each year with a view to realizing desired corporate objectives. In recent years, this review has focused on structuring a payout scale that the Compensation Committee has deemed appropriate in light of our growth objectives, our focus on paying down debt and our interest in managing incentive compensation costs. In 2019, annual SGICP bonuses for our named executive officers paid out at 20% of target because consolidated results and the results of our Gaming and Digital business segments failed to meet pre-established financial performance targets, demonstrating the rigor embedded in the financial performance targets and the payout scale established by the Compensation Committee. This payout also reflected a discretionary reduction on the part of the Compensation Committee, however, in light of the fact that all metrics were achieved at a level of 88% of target or greater, the Committee determined that some level of annual cash bonus payout was appropriate. Annual SGICP bonuses for our named executive officers have varied with the Company’s financial performance over the past five years.
•Use of Performance-conditioned Restricted Stock Units and Performance-conditioned Stock Options.  In 2019, Mr. Cottle and the other named executive officers, other than Mr. Winterscheidt, were awarded one-third of their annual equity grant in the form of performance-conditioned stock options, the vesting of which was dependent on achievement of the Adjusted EBITDA goal. Mr. Cottle’s Social Award RSUs are 100% performance-conditioned, with one-third vesting based on achievement of a SciPlay revenue metric and two-thirds vesting based on achievement of a STIP EBITDA metric.
•No deferred compensation.  We do not offer a deferred compensation plan.

•Stock ownership guidelines.  Since 2013, we have had stock ownership guidelines in place for our President and Chief Executive Officer, his executive officer direct reports and non-employee directors in order to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of stockholders. See “Compensation Discussion and Analysis — Corporate Governance Policies — Stock Ownership Guidelines” above for additional information.
•Clawback policy.  Since 2013, we have had in place a “clawback” policy subjecting cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See “Compensation Discussion and Analysis – Corporate Governance Policies – Clawback Policy” above for additional information.
•No hedging policy.  Since 2013, we have had a policy prohibiting employees and directors from engaging in hedging transactions. See “Compensation Discussion and Analysis – Corporate Governance Policies – No Hedging Policy” above for additional information.
•Independent compensation consulting firm.  The Compensation Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.
The “Compensation Discussion and Analysis” section above provides a more detailed discussion of our executive compensation program.
Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Scientific Games Corporation approve the compensation of the Company’s named executive officers for 2019, as disclosed under SEC rules, including as disclosed in the Compensation Discussion and Analysis, the compensation tables and related materials included in the Company’s 2020 Proxy Statement.

This advisory vote on executive compensation is not binding on the Board or the Compensation Committee. However, the Board and/or Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE,
ON AN ADVISORY BASIS,
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that is available on the Company’s website at www.scientificgames.com.
The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2019 with management and Deloitte & Touche LLP, or Deloitte, the independent registered public accounting firm for the Company. The Committee also discussed and reviewed with Deloitte all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2-07 of Regulation S-X.
In addition, Deloitte provided to the Audit Committee a formal written statement describing all relationships between Deloitte and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee reviewed and discussed with Deloitte any matters that could have impacted Deloitte’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Audit Committee’s attention as a result of its review of Deloitte’s statement or its discussions with Deloitte that would indicate that Deloitte lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee
Michael J. Regan, Chairman Peter A. Cohen Maria T. Vullo

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2020, and stockholders are being asked to ratify such appointment at the annual meeting.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Deloitte & Touche LLP or to engage a different firm to serve as the Company’s independent auditor.
Fees Paid to our Independent Registered Public Accounting Firm
On May 7, 2019, SciPlay completed the IPO for an 18.0% minority interest in our Social gaming business. Subsequent to the IPO, we continue to control shares representing a majority of the combined voting power in SciPlay and continue to have a controlling financial interest in, and consolidate, SciPlay. Aggregate fees billed to us for the fiscal years ended December 31, 2019 and 2018 by our and SciPlay’s independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates separated for each registrant were approximately:

	2019 Fees (in millions)			2018 Fees (in millions)
	Scientific Games	SciPlay	Consolidated	Scientific Games
Audit Fees:	$6.1	$1.4	$7.5	$5.8
Audit-Related Fees:	$0.2	—	$0.2	$0.1
Tax Fees:	$2.1	$0.7	$2.8	$2.3
All Other Fees:	$1.1	—	$1.1	$1.0
Scientific Games
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation, statutory audits of foreign subsidiary financial statements and recurring gaming related regulatory audits and attestation services, and for 2018, audit of our Social gaming business subsidiaries. The Audit-Related Fees listed above were billed in connection with the professional services performed in 2019 related to services related to SEC matters, in 2019 and 2018 in connection with comfort letters and consents, primarily associated with efforts to support financing transactions and in 2018 in connection with Form S-8 consent issuance. The Tax Fees listed above were billed for tax compliance, planning and advice. All Other Fees listed above were billed for services provided in connection with agreed-

upon procedures and related reports for lottery games. All of the fees set forth in the table above were pre-approved by the Audit Committee in accordance with the procedures described below.
SciPlay
The Audit Fees listed above were billed in connection with the audit of SciPlay’s annual consolidated financial statements included in SciPlay’s annual report on Form 10-K, the reviews of SciPlay’s interim consolidated financial statements included in SciPlay’s quarterly reports on Form 10-Q and other professional services related to the IPO, including in relation to SciPlay’s registration statement on Form S-1. The Tax Fees listed above were billed for tax compliance, planning and advice. All of the fees set forth in the table above were pre-approved by either the Scientific Games Audit Committee for the period prior to the IPO and formation of the Audit Committee of the SciPlay Board of Directors (the “SciPlay Audit Committee”) or by the SciPlay Audit Committee for the period after the IPO and formation of the SciPlay Audit Committee.
Pre-Approval Policy for Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR Independent Registered Public Accounting Firm FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2020

OTHER MATTERS
We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.
        We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Proxy Statement Proposals

        Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the 2021 annual meeting of stockholders, it must be received at our principal executive offices, 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary, not less than 120 days before the anniversary of the date this Proxy Statement is released to stockholders, unless the date of the 2021 annual meeting of stockholders is more than 30 days before or after June 10, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Since this Proxy Statement will be first mailed to our stockholders on April 30, 2020, the proposal must be received not later than December 31, 2020. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.

Other Proposals and Nominations

        For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2021 annual meeting of stockholders, stockholders are advised to review our Amended and Restated Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 10, 2021 and the close of business on March 12, 2021 for the 2021 annual meeting of stockholders. In the event that the 2021 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 10, 2021, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2021 annual meeting of stockholders and no later than the later of (i) the 90th day prior to the 2021 annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the 2021 annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
        All proposals should be sent to our principal executive offices at 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary.
        These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

        A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.
        Copies of our Amended and Restated Bylaws can be accessed through the Investors — Corporate Governance — Bylaws link on our website at www.scientificgames.com, or are available by request to the Corporate Secretary at the address set forth above.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Dated: April 28, 2020	Michael A. Quartieri Executive Vise President, Chief Financial Officer, Treasurer and Corporate Secretary

Appendix A
Reconciliation of SGICP Revenue to Revenue, SGICP EBITDA, SGICP EBITDA minus CapEx, Digital business segment cash AEBITDA and Consolidated Adjusted EBITDA to Business Segment Adjusted EBITDA and Consolidated Net Loss and STIP AEBITDA to Net Income
        The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). As more fully described in the “Executive Compensation” section, SGICP Revenue, SGICP AEBITDA, SGICP EBITDA minus CapEx and Digital business segment cash AEBITDA are non-GAAP financial measures designed by the Compensation Committee to establish and calculate our SGICP targets and Adjusted EBITDA, or Consolidated Adjusted EBITDA, is a non-GAAP financial measure designed by the Compensation Committee to determine whether our performance-conditioned stock options will vest. The following table provides reconciliations of SGICP Revenue to Revenue as calculated under GAAP, and SGICP AEBITDA, SGICP EBITDA minus CapEx, Digital business segment cash AEBITDA and Consolidated Adjusted EBITDA to Business Segment Adjusted EBITDA and Consolidated Net Loss.

Reconciliation of SGICP Revenue to Revenue and SGICP EBITDA, SGICP EBITDA minus CapEx, Digital business segment cash AEBITDA and Consolidated Adjusted EBITDA to Business Segment Adjusted EBITDA and Consolidated Net Loss
(in millions)	Year Ended December 31, 2019
	Gaming	Lottery	SciPlay	Digital	Other	Consolidated
Revenue	$1,748	$911	$466	$275	$—	$3,400
Compensation Committee Adjustments	—	(24)	—	—	—	(24)
SGICP Revenue	$1,748	$ 887	$466	$275	$—	$3,376

Net loss attributable to SGC						$(130)
Net income attributable to noncontrolling interest						12
Net loss						(118)

Restructuring and other						28
Depreciation, amortization and impairments						647
Other expense, net						7
Interest expense						589
Income tax expense						10
Stock-based compensation						37
Loss on debt financing transactions						100
Gain on remeasurement of debt						(9)
EBITDA from equity investments						67
Earnings from equity investments						(24)
Consolidated Adjusted EBITDA	$865	$404	$122	$63	$(120)	$1,334
Compensation Committee and other adjustments (1)	7	(12)	—	(24)	29	—
SGICP Adjusted EBITDA (2)	$872	$392	$122	$39	$(91)	$1,334
Less:
Capital expenditures	(167)	(49)	(9)	(39)	(22)	(285)
Compensation Committee adjustments	(39)	(16)	—	N/A	(16)	(71)
SGICP EBITDA minus Capex	$666	$327	$113		$(128)	$ 978
_________
(1) Digital segment calculation includes $24 million in capitalized labor adjustment.
(2) Cash AEBITDA in the case of Digital business segment.
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SciPlay uses STIP AEBITDA, a non-GAAP measure, as a compensation measure for purposes of determining the level of vesting of Social Award RSUs. STIP AEBITDA includes net income attributable to SciPlay, before: (1) net income attributable to noncontrolling interest; (2) interest expense; (3) income tax (benefit) expense; (4) depreciation and amortization; (5) contingent acquisition consideration; (6) restructuring and other, which includes charges or expenses attributable to: (a) employee severance; (b) management changes; (c) restructuring and integration; (d) M&A and other, which includes: (i) M&A transaction costs; (ii) purchase accounting adjustments; (iii) unusual items (including certain legal settlements) and (iv) other non-cash items; and (e) cost-savings initiatives; (7) stock-based compensation; (8) loss (gain) on debt financing transactions; (9) other expense (income) including foreign currency (gains) and losses; (10) in the case of STIP AEBITDA only, other adjustments in the form of add backs for (a) royalties paid under our intercompany license agreement to Scientific Games for use of its intellectual property, (b) royalties paid under our intercompany license agreement to Scientific Games for use of third party intellectual property and (c) payments under our services agreement to Scientific Games for provision of services in 2019; and other discretionary adjustments made by the compensation committee of the board of directors.
The following table reconciles net income attributable to SciPlay to STIP AEBITDA:

($ in millions)	Year Ended December 31, 2019

Net income attributable to SciPlay	$32
Net income attributable to noncontrolling interest	61
Net income	93
Contingent acquisition consideration	2
Restructuring and other	1
Depreciation and amortization	7
Income tax expense	9
Stock-based compensation	9
Other expense, net	1
SciPlay Adjusted EBITDA	122
STIP Adjustments:
Royalties for Scientific Games IP	10
Royalties to Scientific Games for third party IP	7
Scientific Games services	5
Compensation Committee and other adjustments	(5)
STIP AEBITDA	$139

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SCIENTIFIC GAMES CORPORATION 6601 BERMUDA ROAD LAS VEGAS, NV 89119
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Scientific Games Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D01230-P36153	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCIENTIFIC GAMES CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposal 1:				☐	☐	☐
1.	To elect ten (10) members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.
	Nominees:
01)	Ronald O. Perelman	06)	Michael J. Regan
02)	Barry L. Cottle	07)	Barry F. Schwartz
03)	Peter A. Cohen	08)	Frances F. Townsend
04)	Richard M. Haddrill	09)	Maria T. Vullo
05)	Jack A. Markell	10)	Kneeland C. Youngblood

The Board of Directors recommends you vote FOR each of the following proposals 2 and 3:							For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.						☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.						☐	☐	☐

NOTE: To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date	Signature (Joint Owners)		Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D01231-P36153

SCIENTIFIC GAMES CORPORATION

6601 Bermuda Road, Las Vegas, NV 89119
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – JUNE 10, 2020

The undersigned hereby appoints Michael A. Quartieri and James Sottile, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at Brownstein Hyatt Farber Schreck, LLP, 100 North City Parkway, Suite 1600, Las Vegas, Nevada at 10:00 a.m. local time on Wednesday, June 10, 2020, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed on reverse side)

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